As filed with the Securities and Exchange Commission on December 12, 1996
                         -------------------------------

                              Registration No. 333

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                            -------------------------
                           NICHE PHARMACEUTICALS, INC.
                 (Name of Small Business Issuer in its Charter)

     Delaware                       2834                       75-2376714
(State or other          (Primary Standard Industrial     (I.R.S. Employer
jurisdiction of          Classification Code No.)         Identification Number)
incorporation or
organization)
                                  200 North Oak
                                  P.O. Box 449
                              Roanoke, Texas 76262
                                 (817) 491-2770
          (Address and telephone number of principal executive offices)
(Address of principal place of business or intended principal place of business)
                            -------------------------
                          Stephen F. Brandon, President
                           NICHE PHARMACEUTICALS, INC.
                                  200 North Oak
                                  P.O. Box 449
                              Roanoke, Texas 76262
                                 (817) 491-2770
            (Name, address and telephone number of agent for service)
                            -------------------------
                                   Copies to:

Fred Skolnik, Esq.                      Ilan K. Reich, Esq.
Gavin C. Grusd, Esq.                    Kenneth A. Schlesinger, Esq.
Certilman Balin Adler & Hyman, LLP      Olshan Grundman Frome & Rosenweig LLP
90 Merrick Avenue                       505 Park Avenue
East Meadow, NY 11514                   New York, NY 10022
(516) 296-7000                          (212) 753-7200

           Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering. [   ]

                        [Cover continued on next page.]

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering. [   ]

           If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]


                         CALCULATION OF REGISTRATION FEE

                                                 Proposed Maximum   Proposed Maximum
Titles of Each Class of         Amount to be      Offering Price    Aggregate Offering       Amount of
Securities to be Registered     Registered (1)     per Share (2)        Price (2)         Registration Fee
----------------------------------------------------------------------------------------------------------
Common Shares (3)               1,495,000             $5.00           $7,475,000             $2,265.15

Underwriter's Common Share
  Purchase Warrants (4)           130,000               ---            $     100                ---

Common Shares (5)                 130,000             $6.00            $ 780,000               $236.36
Common Shares (6)                 100,000             $5.00            $ 500,000               $151.50
                                                                                        --------------
Total Registration Fee:                                                                      $2,653.01
==========================================================================================================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended ("Securities Act"), this Registration Statement covers such additional indeterminate number of Common Shares and Underwriter's Common Stock Purchase Warrants (the "Underwriter's Warrants") as may be issued by reason of adjustments in the number of shares of Common Stock and Underwriter's Warrants pursuant to antidilution provisions contained in the Underwriter's Warrants. Because such additional shares of Common Stock and Underwriter's Warrants will, if issued, be issued for no additional consideration, no registration fee is required.
(2)  Estimated solely for the purpose of calculating the registration fee.
(3) Includes 195,000 Common Shares subject to the Underwriter's overallotment option.
(4)  To be issued to the Underwriter.
(5)  Issuable upon exercise of the Underwriter's Warrants.
(6)  Registered on behalf of selling stockholder.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED December 12, 1996
PROSPECTUS
                           Niche Pharmaceuticals, Inc.
           1,300,000 Shares of Common Stock, par value $.01 per share
                        Offering Price Per Share - $5.00
                                 ---------------

           Niche Pharmaceuticals, Inc., a Delaware corporation (the "Company"), hereby offers 1,300,000 shares of common stock, par value $.01 per share (the "Common Shares"). See "Risk Factors" and "Description of Securities." The "Risk Factors" section begins on page 6 of this Prospectus.

           The Company has applied for inclusion of the Common Shares on The Nasdaq SmallCap Market, although there can be no assurances that an active trading market will develop even if the securities are accepted for quotation. See "Risk Factors - Lack of Prior Market for Common Shares; No Assurance of Public Trading Market" and "Risk Factors - Penny Stock Regulations May Impose Certain Restrictions on Marketability of Securities.".

           Prior to this offering (the "Offering"), there has been no public market for the Common Shares. It is currently anticipated that the initial public offering price will be $5.00 per Common Share. The price of the Common Shares has been determined by negotiations between the Company and Sterling Foster & Co., Inc., the underwriter of this Offering (the "Underwriter"), and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations or any other established criteria of value. The Underwriter may enter into arrangements with one or more broker-dealers to act as co-underwriters of this Offering. For additional information regarding the factors considered in determining the initial public offering price of the Common Shares, see "Risk Factors - Arbitrary Offering Price; Possible Volatility of Stock Price", "Risk Factors - Lack of Prior Market for Common Shares; No Assurance of Public Trading Market", "Description of Securities" and "Underwriting".

          The registration statement of which this Prospectus forms a part also covers the resale of 100,000 Common Shares issued to a certain unaffiliated bridge lender (the "Selling Stockholder"). The Company will not receive any of the proceeds from the resale of the Common Shares by the Selling Stockholder. The Common Shares held by the Selling Stockholder may be resold at any time following the date of this Prospectus, subject to an agreement with the Underwriter restricting the transfer of such Common Shares for a period of two years without the Underwriter's consent. The resale of the Common Shares by the Selling Stockholder is subject to Prospectus delivery and other requirements of the Securities Act of 1933, as amended (the "Act"). Sales of such Common Shares or the potential of such sales at any time may have an adverse effect on the market price of the Common Shares offered hereby. See "Principal and Selling Stockholders" and "Risk Factors - Shares Eligible for Future Sale May Adversely Affect the Market."
                                ----------------
                         [Cover Continued on Next Page]

          AN INVESTMENT IN THE COMMON SHARES OFFERED HEREBY INVOLVES A
       HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION OF THE BOOK
             VALUE OF THE COMMON SHARES OFFERED HEREBY AND SHOULD BE
           CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR
              ENTIRE INVESTMENT. SEE "RISK FACTORS" AND "DILUTION."
                                ----------------
          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                           Price        Underwriting Discounts    Proceeds to
                         to Public      and Commissions (1)       Company (2)

Per Share..........        $5.00              $0.50                  $4.50
Total (3)..........     $6,500,000          $650,000               $5,850,000

(1) Does not reflect additional compensation to be received by the Underwriter in the form of (i) a non-accountable expense allowance of $195,000 ($224,250 if the Overallotment Option (as hereinafter defined) is exercised in full), (ii) a three year financial advisory and investment banking agreement providing for aggregate fees of $100,000 payable in advance at the closing of this Offering, and (iii) a warrant (to be purchased by the Underwriter for $100) to purchase 130,000 Common Shares (10% of the total number of Common Shares sold pursuant hereto) (the "Underwriter's Warrant"), exercisable for a period of three years, commencing one year from the date of this Prospectus. The Company and the Underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Act. The Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is therefore unenforceable. See "Underwriting".

(2) Before deducting expenses of the Offering payable by the Company estimated at $610,000, including the Underwriter's non-accountable expense allowance and financial advisory fee referred to in footnote
      (1) (not assuming exercise of the Overallotment Option), registration fees, transfer agent fees, NASD fees, Blue Sky filing fees and expenses, legal fees and expenses, and accounting fees and expenses. See "Use of Proceeds" and "Underwriting."

(3) Does not include 195,000 additional Common Shares to cover overallotments which the Underwriter has an option to purchase for 45 days from the date of this Prospectus at the initial public offering price, less the Underwriter's discount (the "Overallotment Option"). If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, and Proceeds to Company will be $7,475,000, $747,500, and $6,727,500, respectively. See "Underwriting".
                                 ---------------
                         [Cover Continued on Next Page]

           The Common Shares are offered by the Underwriter on a "firm commitment" basis, when, as and if delivered to and accepted by the Underwriter, and subject to prior sale, allotment and withdrawal, modification of the offer with notice, receipt and acceptance by the Underwriter named herein and subject to its right to reject orders in whole or in part and to certain other conditions. It is expected that the delivery of the certificates representing the Common Shares and payment therefor will be made at the offices of the Underwriter on or about _________, 1997.

                           S T E R L I N G F O S T E R
                        I N V E S T M E N T B A N K E R S
                 The date of this Prospectus is _________, 1997.

           IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON SHARES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE NASDAQ SMALLCAP MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

           A SIGNIFICANT PORTION OF THE COMMON SHARES TO BE SOLD IN THIS OFFERING MAY BE SOLD TO CUSTOMERS OF THE UNDERWRITER. SUCH SALES MAY AFFECT THE MARKET FOR AND LIQUIDITY OF THE COMPANY'S SECURITIES IN THE EVENT THAT ADDITIONAL BROKER-DEALERS DO NOT MAKE A MARKET IN THE COMPANY'S SECURITIES, AS TO WHICH THERE CAN BE NO ASSURANCE. SUCH CUSTOMERS SUBSEQUENTLY MAY ENGAGE IN TRANSACTIONS FOR THE SALE OR PURCHASE OF THE COMMON SHARES THROUGH AND/OR WITH THE UNDERWRITER.

           ALTHOUGH IT HAS NO OBLIGATION TO DO SO, THE UNDERWRITER MAY FROM TIME TO TIME ACT AS A MARKET MAKER AND OTHERWISE EFFECT TRANSACTIONS IN THE COMPANY'S SECURITIES. THE UNDERWRITER, IF IT PARTICIPATES IN THE MARKET, MAY BECOME A DOMINATING INFLUENCE IN THE MARKET FOR THE COMMON SHARES. HOWEVER, THERE IS NO ASSURANCE THAT THE UNDERWRITER WILL OR WILL NOT CONTINUE TO BE A DOMINATING INFLUENCE. THE PRICES AND LIQUIDITY OF THE SECURITIES OFFERED HEREBY MAY BE SIGNIFICANTLY AFFECTED BY THE DEGREE, IF ANY, OF THE UNDERWRITER'S PARTICIPATION IN SUCH MARKET. THE UNDERWRITER MAY DISCONTINUE SUCH ACTIVITIES AT ANY TIME OR FROM TIME TO TIME. SEE "RISK FACTORS - LACK OF PRIOR MARKET FOR COMMON SHARES; NO ASSURANCE OF PUBLIC TRADING MARKET".

                               PROSPECTUS SUMMARY

           The following is a summary of certain information (including financial statements and notes thereto) contained in this Prospectus and is qualified in its entirety by the more detailed information appearing elsewhere herein. In addition, unless otherwise indicated to the contrary, the information appearing herein does not give effect to the issuance of (a) 195,000 Common Shares upon exercise of the Overallotment Option; (b) 130,000 Common Shares upon exercise of the Underwriter's Warrant; or (c) 534,375 Common Shares upon the exercise of outstanding stock options. However, all references to Common Shares and prices per share in this Prospectus give retroactive effect to a 1.25 for 1 stock split effectuated on October 15, 1996 as part of the Company's reincorporation in the State of Delaware. See "Underwriting." Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company

           Niche Pharmaceuticals, Inc. (the "Company") manufactures through third party contractors, and markets and distributes, non-prescription pharmaceutical and nutraceutical dietary supplement products. The Company seeks to exploit product niches that have generally been overlooked or neglected by the major drug companies because of the relatively small perceived size of the market for such products. The Company's current products are a patented, state-of-the-art, sustained release magnesium supplement marketed under the name Mag-Tab(R)SR, and a dietary fiber supplement marketed as Unifiber(R).

           The Company markets its products to virtually all of the drug and dietary supplement wholesalers in the United States which, in turn, supply retail pharmacies, numerous state and federal institutions, and group and managed care purchasing organizations ("GPOs") acting on behalf of hospitals, extended care facilities and nursing homes.

           The Company commenced operations in 1991 as a Texas corporation, and was reincorporated as a Delaware corporation on October 15, 1996. The Company maintains its executive offices at 200 North Oak, Roanoke, Texas 76262; telephone number (817) 491-2770.

           See "Risk Factors" for a discussion of certain factors that should be considered in evaluating the Company and its business.

                                  The Offering

Common Shares Being Offered                  1,300,000 shares
Common Shares Outstanding Prior to
the Offering .....................           1,101,500 shares

Common Shares to be Outstanding
After the Offering (1)............           2,401,500 shares

Use of Proceeds...................           The net proceeds to the Company
                                             from the sale of the 1,300,000
                                             Common Shares offered hereby are
                                             estimated to be $5,240,000.  The
                                             net proceeds are expected to be
                                             applied in the following
                                             approximate percentages for the
                                             following purposes: marketing and
                                             advertising (35.1%), repayment of
                                             indebtedness (7.7%), hiring of
                                             additional personnel (10.5%),
                                             product acquisition (9.5%),
                                             research and development (5.7%) and
                                             working capital (31.5%).  See "Use
                                             of Proceeds".

Risk Factors......................           An investment in the securities
                                             offered hereby involves a high
                                             degree of risk and immediate
                                             substantial dilution of the book
                                             value of the Common Shares and
                                             should be considered only by
                                             persons who can afford the loss of
                                             their entire investment.  See "Risk
                                             Factors" and "Dilution."

Proposed Nasdaq SmallCap Market
  Symbol(2).......................           [NICH]

-----------------
(1) Does not give effect to the issuance of (i) 195,000 Common Shares upon exercise of the Overallotment Option; (ii) 130,000 Common Shares upon exercise of the Underwriter's Warrant; or (iii) 534,375 Common Shares upon the exercise of outstanding stock options.
           See "Underwriting."

(2) Although the Company has applied for inclusion of the Common Shares on The Nasdaq SmallCap Market, there can be no assurance that the Company's securities will be included for quotation, or, if so included, that the Company will be able to continue to meet the requirements for continued quotation, or that a public trading market will develop or, if such market develops, that it will be sustained. See "Risk Factors - Lack of Prior Market for Common Shares; No Assurance of Public Trading Market".

                          Summary Financial Information

           The following summary financial information has been derived from the financial statements of the Company included elsewhere in this Prospectus. The information should be read in conjunction with the financial statements and the related notes thereto. All amounts are in dollars except number of Common Shares. See "Financial Statements."

Statement of Operations Data

                                  Nine Months Ended            Years Ended
                                    September 30,              December 31
                                ---------------------     ----------------------
                                  1996          1995        1995         1994
                                  ----          ----        ----         ----
Net sales ...................   $ 906,744    $389,700    $ 606,268    $ 415,330
Gross profit ................     564,382     303,587      423,122      279,858
Operating income ............          77      91,905       88,181        4,508
Net income (loss) ...........    (140,588)     37,767       (1,003)     (62,340)
 Net income (loss)
 per share(1) . .............        (.13)        .03          ---         (.06)
Weighted average number
  of Common Shares
  outstanding(1).............   1,101,500   1,101,500    1,101,500    1,101,500

Balance Sheet Data

                                                       September 30, 1996                December 31,1995
                                                                     Pro Forma
                                         Actual    Pro Forma (1)  As Adjusted(1)(2)           Actual
                                         ------    -------------  -----------------         ---------
Working capital (deficit)             $ (368,948)  $ (368,948)     $  4,571,052            $  (67,504)
Total assets. . . . . . .              1,417,009    1,517,009         6,357,009             1,513,196
Total liabilities. . . . . . .         2,074,546    2,174,546         1,774,546             2,030,157
Total stockholders' equity (deficit)    (657,537)    (657,537)        4,582,463              (516,961)

----------------


(1) Adjusted to give retroactive effect to the issuance of 100,000 Common Shares pursuant to a certain December 1996 bridge financing discussed herein (the "Bridge Financing"). See "Bridge Financing."

(2) Adjusted to give effect of the receipt and application of the net proceeds of approximately $5,240,000 from the sale of the Common Shares offered hereby. See "Use of Proceeds".

                                  RISK FACTORS

           An investment in the securities offered hereby is speculative and involves a high degree of risk and substantial dilution and should only be purchased by investors who can afford to lose their entire investment. Prospective purchasers, prior to making an investment, should carefully consider the following risks and speculative factors, as well as other information set forth elsewhere in this Prospectus, associated with this Offering, including the information contained in the financial statements herein.

           1. Going Concern Uncertainty; No History of Earnings; Accumulated Deficit; Working Capital Deficit and Stockholders' Deficit. The report of the Company's independent auditors on the Company's financial statements for the years ended December 31, 1995 and 1994 indicates that such financial statements have been prepared assuming that the Company will continue as a going concern, and references a note to such financial statements which states that such financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the Company as a going concern, and the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The note states that the ability of the Company to continue as a going concern is dependent upon the success of the Company's marketing efforts and its ability to obtain sufficient funding to continue operations. For the year ended December 31, 1995 and nine months ended September 30, 1996, the Company had a net loss of $1,003 and $140,588, respectively. As of December 31, 1995 and September 30, 1996, the Company's accumulated deficit totaled $617,961 and $758,549, respectively. In addition, as of December 31, 1995 and September 30, 1996, the Company had a working capital deficit of $67,504 and $368,948, respectively. Moreover, as of December 31, 1995 and September 30, 1996, the Company had a stockholders deficit of $516,961 and $657,537, respectively. Further, as noted above, a substantial portion of the Company's assets consists of intangible assets. The amortization expense with respect thereto will have a material adverse effect upon the Company's results of operations. There can be no assurance that the Company will be able to operate profitably. The Company is subject to many business risks which include, but are not limited to, unforeseen marketing and promotional expenses, potential negative publicity with respect to the Company's industry and products, and intense competition. Many of the risks may be beyond the control of the Company. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner, or that management of the Company will be able to market and sell enough products to generate sufficient revenues to continue as a going concern. See "Business" and "Financial Statements".

           2. Dependence on Offering Proceeds; Possible Need for Additional Financing. The Company's cash requirements have been and will continue to be significant. The Company is dependent on the proceeds from this Offering in order to further expand its operations. The Company believes that the net proceeds of this Offering, together with anticipated increased revenues from operations, will be sufficient to conduct the Company's operations for at least 18 months. In the event that the Company's plans change, or the costs of operations prove greater than anticipated, the Company could be required to curtail its expansion plans or seek additional financing sooner than currently anticipated. The Company believes that its operations would be restricted absent expansion. The Company has no current arrangements with respect to additional financing and there can be no assurance that such additional financing, if available, will be on terms acceptable to the Company. See "Use of Proceeds" and "Management's Discussion and Analysis Liquidity and Capital Resources".

           3. NASD Complaint Against Underwriter and Others Alleging Violations of Exchange Act and NASD Rules of Fair Practice. The Market Surveillance Committee of the National Association of Securities Dealers Regulation, Inc. ("NASD") filed a complaint on September 18, 1996 (the "Complaint") against the Underwriter and various individuals associated or formerly associated with the Underwriter (collectively, the "Respondents") alleging various violations of the Exchange Act and the NASD Rules of Fair Practice. The Complaint involves three companies whose initial public offerings were underwritten by the Underwriter. The Complaint alleges the use of fraudulent and manipulative devices in connection with the distribution and sale of securities of such companies; failure to comply with undertakings to submit various documents and information to the NASD's Corporate Financing Department for review and receipt of unfair and unreasonable underwriting compensation in connection with transactions involving securities held by stockholders of such companies; fraudulent sales practices and unauthorized transactions with customers of the Underwriter; inadequate supervision of the activities of sales representatives relating to the various alleged violations; and inadequate written supervisory procedures to prevent the allegedly violative conduct. The Company has been advised by the Underwriter that it has not yet filed an answer to the complaint and that it is the intention of the Underwriter and, to the best of the Underwriter's knowledge, the intention of the other Respondents to deny all material allegations and alleged violations and to vigorously contest the proceeding. An unfavorable outcome or resolution of the Complaint may adversely affect the market for, and liquidity of, the Company's securities if the Underwriter is unable to make a market in the Company's securities and other broker-dealers do not make a market in the Company's securities.

           4. Private Investigation Concerning Trading in Securities of Issuer Underwritten by Underwriter. The Company was advised that the Securities and Exchange Commission (the "Commission") issued an order on March 17, 1995 authorizing a private investigation concerning trading in the securities of Lasergate Systems, Inc. The Underwriter acted as underwriter of a public offering of securities of Lasergate Systems, Inc. in October 1994, and has acted as a market maker of such issuer's securities since that time. An unfavorable resolution of the Commission's investigation may adversely affect the market for, and liquidity of, the Company's securities if the Underwriter is unable to make a market in the Company's securities and other broker-dealers do not make a market in the Company's securities.

           5. Dependence on Key Management and Qualified Personnel. The Company is highly dependent upon the efforts of its senior management. The loss of the services of one or more members of the senior management could significantly impede the achievement of development objectives. Although the Company intends to obtain a $1,000,000 key-man insurance policy on the life of each of Stephen
F. Brandon, Chairman of the Board, Chief Executive Officer and President
of the Company, and Thomas F. Reed, Executive Vice President - Corporate Development and a Director of the Company, the Company does not believe the proceeds of any policies obtained would be adequate to compensate for the loss of either of them. The Company is also highly dependent upon its ability to attract and retain qualified key management personnel. There is always competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise, such as marketing. The loss of, or failure to recruit, managerial personnel could have a material adverse effect on the Company. In addition, the Company relies on consultants to assist it in formulating its research and development strategy and in conducting clinical trials of its products. All of the Company's consultants are employed by other employers, or are principals of other companies or professional practices, and each such consultant may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. See "Management".

           6. Reliance on Two Products. The Company currently relies entirely on the sales of its two products, Mag-Tab(R)SR and Unifiber(R), to produce revenues. Revenues from the sale of Mag-Tab(R)SR and Unifiber(R) (i) for the year ended December 31, 1995 were approximately $516,000, or 85% of revenues, and approximately $90,000, or 15% of revenues, respectively, and (ii) for the nine months ended September 30, 1996 were approximately $465,000, or 51.3% of revenues, and approximately $434,000, or 47.9% of revenues, respectively. Although the Company plans to seek other product acquisitions in the future, sales of these two products are expected to account for all of the Company's revenues for the foreseeable future. Certain factors, such as a decline in market demand, no future market acceptance and increased competition for superior or alternative products, could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Products".

           7. Dependence on Major Customers. A significant portion of the Company's products is ultimately sold or supplied to consumers and patients through pharmacies throughout the United States. However, the Company does not supply these outlets directly. The Company markets its products to virtually all of the drug and dietary supplement wholesalers in the United States which, in turn, supply pharmacies, healthcare institutions, and GPOs acting on behalf of such healthcare institutions. For the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, four drug and dietary supplement wholesalers accounted for 22% and 19%; 14% and 13%; 12% and 14%; and 12% and 13% of the Company's revenues, respectively. Although each of these wholesalers currently supplies most of the pharmacies, GPOs and healthcare institutions on a nonexclusive basis, the loss of any one of these customers could have a material adverse effect on the Company's financial condition and results of operations. See "Business - Sales and Marketing".

           8. No Manufacturing Capability or Experience; Dependence on Others. The Company currently does not have facilities or personnel capable of directly manufacturing any of its own products. The Company has no current plans to manufacture its products and is dependent on third parties in this regard.

               The Company has an exclusive agreement (the "Schering Agreement") with Schering Plough, Inc. ("Schering") for the manufacture of Mag-Tab(R)SR. Schering, a Food and Drug Administration ("FDA") regulated company, manufactures Mag-Tab(R)SR for the Company at FDA Good Manufacturing Practices standards ("GMPs") for drug products, although, as a nutritional supplement, Mag-Tab(R)SR is not required to comply with those standards. The Company relies solely on Schering for the manufacture and packaging of this product. The initial term of the Schering Agreement expires in July 1997 and is automatically renewable for successive two year terms, unless written notice of termination is given by either party at least one year prior to the expiration of the initial or a successive term. Neither party has given any notice of termination. Accordingly, the expiration date of the Schering Agreement has been extended to July 1999. The terms of the Schering Agreement provide that, in the event of early termination by Schering, Schering will, at the Company's request, provide the Company with a supply of Mag-Tab(R)SR up to the total amount of product purchased by the Company in the previous year. In the event the Schering Agreement is terminated or expires and the Company does not renew its relationship with Schering, the Company believes, but cannot assure, that it will be able to engage an alternative manufacturer on comparable terms to the Schering Agreement to manufacture Mag-Tab(R)SR at drug product GMPs levels.

           The Company's Unifiber(R) product is being manufactured by Dow Hickam Pharmaceuticals Inc. ("Dow Hickam"), a subsidiary of Mylan Pharmaceuticals Inc., pursuant to an agreement (the "Dow Hickam Agreement") which expires on December 31, 1996. Pursuant to the Dow Hickam Agreement, Dow Hickam is obligated to manufacture the Unifiber(R) product in sufficient quantity to meet the Company's projected sales needs through 1997. During the fourth quarter of 1996 or the first quarter of 1997, the Company expects to engage another third party contractor to manufacture Unifiber(R). The Company is currently investigating such manufacturing options and believes, but cannot assure, that there will be no difficulty engaging another contract manufacturer.

           Although the Company's policy is to maintain an approximately three month supply of each of Mag-Tab(R)SR and Unifiber(R), the failure to engage, or delays in engaging, a manufacturer for either product could result in the Company being unable to fill orders on a timely basis, or at all, resulting in cancellation of orders, reduced sales, loss of customers, loss of goodwill, and other events which could have a material adverse effect on the Company. Additionally, if the Company is unable to engage a manufacturer on terms at least as favorable as the Schering Agreement or the Dow Hickam Agreement, the costs of goods sold may be raised, reducing profit margins. See "Business - Manufacturing".

           9. Uncertainty of Third Party Reimbursement and Product Pricing. Although reimbursement or funding from third party healthcare payors currently represents an immaterial portion of the Company's revenues, future profitability of the Company may depend in part upon the availability of reimbursement or funding from third party healthcare payors such as government programs (e.g., Medicaid), private insurance plans and managed care plans. The United States Congress is considering a number of legislative and regulatory reforms that may affect companies engaged in the healthcare industry in the United States. Although the Company cannot predict whether these proposals will be adopted or the effects such proposals may have on its business, the existence and pendency of such proposals could have a material adverse effect on the Company.

           In addition, third party payors are continuing their efforts to contain or reduce the cost of healthcare through various means. For example, third party payors are increasingly challenging the prices charged for medical and healthcare products and services. A third party payor may deny reimbursement if it determines that a product was not used in accordance with cost-effective treatment methods or for other reasons. There can be no assurances that Mag-Tab
(R)SR and Unifiber(R) will continue to qualify for reimbursement by Medicaid in accordance with guidelines established by the Health Care Financing Administration, by state government payors, or by commercial insurance carriers. Also, the trend toward managed healthcare in the United States and the concurrent growth of organizations, such as health maintenance organizations, which can control or significantly influence the purchase of healthcare services and products, as well as legislative proposals to reform healthcare or reduce government insurance programs, may result in lower prices for pharmaceutical products. The cost containment measures that healthcare providers are instituting and the effect of any healthcare reform could materially adversely affect the Company's ability to sell its products. See "Business - Third Party Reimbursement".

           10. Uncertainty of Protection of Patents and Proprietary Rights. The Company's success will depend in part on its ability to obtain and enforce patent protection for its patented products, preserve its trade secrets, and operate without infringing on the proprietary rights of third parties, both in the United States and in other countries. In the absence of patent protection, the Company's business may be adversely affected by competitors who develop substantially equivalent technology. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical and nutraceutical industries place considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. The Company currently owns a United States patent related to its Mag- Tab(R)SR product which will expire in March 2008, and a patent application relating to Mag-Tab(R)SR is pending in Canada. The Unifiber(R) technology is not patentable. The trademark "Unifiber(R)" is registered in the United States. See "Business - Patents and Proprietary Information."

           There can be no assurance that the Company will have sufficient resources to protect its patent from infringers, that the Company will acquire or develop additional products that are patented or patentable, or that present or future patents will provide sufficient protection to the Company's present or future technologies, products and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information, design around the Company' s current patents or future patents, or obtain access to the Company's know-how, or that others will not successfully challenge the validity of the Company's current patent or future patents, or be issued patents which may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. No assurance can be given as to the degree of protection or competitive advantage any patents issued to the Company will afford, the validity of any such patents or the Company's ability to avoid infringing any patents issued to others. Further, there can be no guarantee that any patents issued to, or acquired or licensed by, the Company will not be infringed by the products of others. Litigation and other proceedings involving the defense and prosecution of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development activities or sales of infringing products. See "Business - Patents and Proprietary Rights".

           11. Competition. The Company is engaged in the pharmaceutical and nutraceutical industry, which is characterized by extensive research efforts, rapid technological progress and intense competition. There are many public and private companies, including well-known companies engaged in developing and marketing pharmaceuticals and nutraceuticals, that represent significant competition to the Company. Existing products and therapies and improvements thereto do and will compete directly with products the Company manufactures and markets, and may manufacture and market in the future. Many of the Company's competitors have substantially greater financial and technical resources, production and marketing capabilities and experience than does the Company.

           Competitors who do not rely on third party contract manufacturers may be able to compete more effectively on price. Additionally, other technologies are, or may in the future become, the basis for competitive products. Competition may increase further as a result of the potential advances from structure-based drug design and greater availability of capital for investment in this field. There can be no assurance that the Company's competitors will not succeed in developing technologies and products that are more effective than the Company's products or products which the Company may acquire in the future, or that would render the Company's technology and products obsolete or noncompetitive. See "Business - Competition."

           12. Market Acceptance of Company's Products. The Company's continued success will depend upon broad acceptance and adoption by physicians and dietary specialists of the Company's products and the therapeutic benefits of such products, as well as the Company's ability to broaden sales of its products to patients of these physicians and dietary specialists. In order to penetrate this market more effectively, the Company has expanded its sales and marketing activities, including targeted direct mail, field sales activity, attendance at medical conventions and meetings, development of product advocate programs, medical and trade journal advertising and telemarketing. There can be no assurance that these or other activities or programs will be successful in obtaining broader market acceptance for the Company's products. Failure to do so could have a material adverse effect on the Company's business. See "Business - Sales and Marketing".

           13. Product Liability. The Company's business involves the risk of product liability claims inherent to the pharmaceutical business. If such claims arise in the future they could have a material adverse impact on the Company. The Company maintains product liability insurance on an occurrence basis in the amount of $3 million per occurrence and an aggregate amount of $3 million per policy term period. The term of the policy is 12 months which is renewable for successive 12 month periods. Additionally, the Company attempts to reduce its risk by obtaining indemnity undertakings with respect to such claims from the third party contract manufacturers of its products. There is no assurance that such coverage or indemnification will be sufficient to protect the Company from product liability claims, or that product liability insurance will be available to the Company at reasonable cost, if at all, in the future. Currently, there are no pending or threatened claims known to the Company. See "Business - Product Liability Insurance; Indemnification".

           14. Consumer Laws and Government Regulation. The Company is subject to the Federal Food, Drug and Cosmetics Act (including the Dietary Supplement Health and Education Act of 1994), the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Consumer Product Safety Act, the Federal Hazardous Substance Act and product safety laws in foreign jurisdictions as well as to the jurisdiction of the Consumer Product Safety Commission. Such regulation subjects the Company to the possibility of requirements of repurchase or recall of products found to be defective and the possibility of fines, penalties, seizure of its products, injunction, and criminal prosecution for repeated violations of the law. The FDA regulates product labeling, including product claims. The Federal Trade Commission ("FTC") also regulates product claims made in advertising. Existing and future government regulations could impact certain products of the Company. Additionally, products which the Company may acquire in the future (if any) may be subject to FDA approval and regulation, which could be time consuming and costly. See "Business - Government Regulation".

           15. Risks Attendant to Expansion. The Company intends to utilize a significant portion of the net proceeds of this Offering to expand its business. In this regard, the Company intends to allocate a substantial portion of the proceeds to market and advertise the Company's products, acquire new products and for working capital, including general administrative costs. Many of the risks of expansion may be unforeseeable or beyond the control of management. There can be no assurance that the Company will successfully implement its business plan in a timely or effective manner, or that the Company will be able to generate sufficient revenue to continue as a going concern. See "Use of Proceeds".

           16. Control by Existing Management and Stockholders; Effect of Certain Anti-Takeover Considerations. Upon completion of the Offering, the Company's directors, executive officers and certain principal stockholders and their affiliates will own beneficially approximately 42% of the Common Shares (without giving effect to the exercise of the Overallotment Option). Accordingly, such holders, if acting together, may have the ability to exert significant influence over the election of the Company's Board of Directors and other matters submitted to the Company's stockholders for approval. The voting power of these holders may discourage or prevent any proposed takeover of the Company unless the terms thereof are approved by such holders. Pursuant to the Company's Certificate of Incorporation, Preferred Shares may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of the holders of Common Shares will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Shares that may be issued in the future. The issuance of Preferred Shares could have the effect of discouraging a third party from acquiring a majority of the outstanding Common Shares of the Company and preventing stockholders from realizing a premium on their Common Shares. The Certificate of Incorporation also provides for staggered terms for the members of the Board of Directors. A staggered Board of Directors and certain provisions of the Company's by-laws and of Delaware law applicable to the Company could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Management", "Principal and Selling Stockholders" and "Description of Securities".

           17. Broad Discretion in Application of Proceeds. While the Company intends to use the net proceeds of this Offering as described in the "Use of Proceeds" section of this Prospectus, management of the Company has broad discretion to adjust the application and allocation of such net proceeds in order to address changed circumstances and opportunities, including, without limitation, the possible acquisition of additional products which the Company has not yet identified. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of the management of the Company with respect to the application and allocation of the net proceeds of this Offering. Pending use of the proceeds, the funds will be invested in certificates of deposit, high grade commercial paper and government securities or other low risk investments. See "Use of Proceeds".

           18. Arbitrary Offering Price; Possible Volatility of Stock Price. The initial public offering price of the Common Shares was determined by negotiation between the Company and the Underwriter, may not be indicative of the market price for such securities in the future, and does not necessarily bear any relationship to the Company's assets, book value, net worth or results of operations of the Company or any other established criteria of value. Among the factors considered in determining the price of the Common Shares were the history of, and prospects for, the industry in which the Company operates, estimates of the business potential of the Company, the present state of the development of the Company's business, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets at the time of this Offering, and the demand for similar securities of comparable companies. It should be noted that the stock market in recent years has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies. Frequently, such fluctuations have been unrelated or disproportionate to the operating performance of such companies. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of the Common Shares. See "Description of Securities", "Underwriting" and "Financial Statements".

           19. Lack of Prior Market for Common Shares; No Assurance of Public Trading Market. Prior to this Offering, no public trading market existed for the Common Shares. There can be no assurances that a public trading market for the Common Shares will develop or that a public trading market, if developed, will be sustained. Although the Company anticipates that, upon completion of this Offering, the Common Shares will be eligible for inclusion on The Nasdaq SmallCap Market, no assurance can be given that the Common Shares will be listed thereon. Under prevailing rules of The Nasdaq Stock Market, Inc., in order to qualify for initial quotation of securities on The

Nasdaq SmallCap Market, a company, among other things, must have at least $4,000,000 in total assets, $2,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $3.00 per share. Although the Company may, upon the completion of this Offering, qualify for initial quotation of the Common Shares on The Nasdaq SmallCap Market, in order for the Common Shares to continue to be listed thereon, the Company, among other things, generally must have $2,000,000 in total assets, $1,000,000 in total capital and surplus, $1,000,000 in market value of public float and a minimum bid price of $1.00 per share.

           The Nasdaq Stock Market, Inc. has proposed a rule change which, if adopted, would impose substantially more stringent criteria for the initial and continued listing of securities on The Nasdaq SmallCap Market. The proposed new rules provide that, for initial listing on The Nasdaq SmallCap Market, a company would need to have, among other things, (i) either net tangible assets (i.e., net of goodwill) of $4,000,000, a market capitalization of $50,000,000 or net income for two of the last three fiscal years of $750,000,
(ii) a minimum market value of public float of $5,000,000, (iii) a minimum bid price of $4.00 per share, and (iv) either one year of operating history or a market capitalization of $50,000,000. For continued listing on The Nasdaq SmallCap Market, a company would need to have, among other things,
(i) either net tangible assets of $2,000,000, a market capitalization of $35,000,000, or net income for two of the last three fiscal years of $500,000 and (ii) a minimum market value of public float of $1,000,000. Additionally, for both initial listing and continued listing on The NASDAQ SmallCap Market, companies would be required to have at least two independent directors, and an Audit Committee, a majority of the members of which would need to be independent directors.

           If the Company is unable to satisfy the requirements for quotation on The Nasdaq SmallCap Market under the current rules, or the proposed rules, if adopted, trading, if any, in the Common Shares offered hereby would be conducted in the over-the-counter market in what is commonly referred to as the "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the securities offered hereby. The above-described rules may adversely affect the liquidity of the market for the Company's securities. If a trading market does in fact develop for the Common Shares offered hereby, there can be no assurance that it will be maintained. In any event, because certain restrictions may be placed upon the sale of securities at prices under $5.00 per share, if the price of the Common Shares falls below such threshold, unless such Common Shares qualify for an exemption from the "penny stock" rules, such as a listing on The Nasdaq SmallCap Market, some brokerage firms will not effect transactions in the Company's securities and it is unlikely that any bank or financial institution will accept such securities as collateral. Such factors could have a material adverse effect on the market for the Common Shares. See "Risk Factors - 'Penny Stock' Regulations May Impose Certain Restrictions on Marketability of Securities" and "Underwriting".

           Although it has no legal obligation to do so, the Underwriter may from time to time act as a market maker and may otherwise effect and influence transactions in the Company's securities. However, there is no assurance that the Underwriter will continue to effect and influence transactions in the Company's securities. The prices and liquidity of the Company's Common Shares may be significantly affected by the degree, if any, of the Underwriter's participation in the market. The Underwriter may voluntarily discontinue such participation at any time. Further, the market for, and liquidity of, the Company's Common Shares may be materially adversely affected by the fact that a significant portion of the Common Shares may be sold to customers of the Underwriter.

           20. "Penny Stock" Regulations May Impose Certain Restrictions on Marketability of Securities. The Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If, as anticipated, the Common Shares offered hereby are authorized for quotation on The Nasdaq SmallCap Market upon the completion of this Offering, such securities will initially be exempt from the definition of "penny stock." If the Common Shares offered hereby are removed from listing on The Nasdaq SmallCap Market at any time, the Company's Common Shares may become subject to rules that impose additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the Company's Common Shares and may affect the ability of purchasers in this Offering to sell the Company's Common Shares in the secondary market as well as the price at which such purchasers can sell any such Common Shares.

           21. Immediate and Substantial Dilution; Equity Securities Sold Previously at Below Offering Price. Upon completion of this Offering, assuming no exercise of the Overallotment Option, and without giving effect to the exercise of the Underwriter's Warrant, but giving retroactive effect to the issuance of the 100,000 Common Shares to the bridge lender (the "Bridge Lender") in the Bridge Financing in the gross amount of $100,000 (see "Bridge Financing"), the pro forma net tangible book value per share of the Company's Common Shares as of September 30, 1996 would have been $1.45. At the initial public offering price of $5.00 per share, investors in this Offering will experience an immediate dilution of approximately $3.55 or 71% in pro forma net tangible book value per share, and existing investors will experience an increase of approximately $3.05 per share. The present stockholders of the Company have acquired their respective equity interest at costs substantially below the public offering price. Accordingly, to the extent that the Company incurs losses, the public investors will bear a disproportionate risk of such losses. The exercise of certain options granted to Stephen F. Brandon, Thomas F. Reed, Jean R. Sperry, Allan R. Avery and J. Leslie Glick, the executive officers and directors of the Company, to purchase up to an aggregate of 517,500 Common

Shares will result in further dilution to the public investors. Messrs. Brandon, Reed, Sperry and Avery, and Dr. Glick are subject to an agreement with the Underwriter restricting the transferability of their Common Shares for a period of two years from the date of this Prospectus without the consent of the Underwriter. See "Dilution" and "Management - Executive Compensation".

           22. No Dividends. The Company has never paid any dividends on its Common Shares and does not intend to pay dividends on its Common Shares in the foreseeable future. Any earnings which the Company may realize in the foreseeable future are anticipated to be retained to finance the growth of the Company. See "Dividend Policy".

           23. Shares Eligible for Future Sale May Adversely Affect the Market. All of the Company's outstanding Common Shares are "restricted securities" and, in the future, may be sold in compliance with Rule 144 or pursuant to registration under the Act (see discussion below with respect to the Bridge Lenders). Rule 144 currently provides, in essence, that a person holding "restricted securities" for a period of two years may sell an amount every three months up to the greater of (a) one percent of the Company's issued and outstanding securities of that class of securities or (b) the average weekly volume of sales of such securities during the four calendar weeks preceding the sale if there is adequate current public information available concerning the Company. Additionally, non-affiliates (who have not been affiliates of the Company for at least three months) may sell their "restricted securities" in compliance with Rule 144 without volume limitations after they have held such securities for a period of three years. An aggregate of 955,000 Common Shares have been owned by the holders thereof (all affiliates of the Company) for more than three years. However, an aggregate of 879,500 of such Common Shares are subject to an agreement with the Underwriter restricting their transferability for a period of two years without the Underwriter's consent. Additionally, the holders of an aggregate of 122,000 Common Shares have entered into an agreement with the Underwriter restricting the transferability of such Common Shares for a period of six months.

           The Company is registering for resale the 100,000 Common Shares issued to the Bridge Lender. Such shares may be resold at any time following the date of this Prospectus, subject to an agreement between the Bridge Lender and the Underwriter restricting the transferability of such Common Shares for a period of two years without the Underwriter's consent. Prospective investors should be aware that the possibility of resales by the Selling Stockholder and other stockholders of the Company may have a material depressive effect on the market price of the Company's Common Shares in any market which may develop, and, therefore, the ability of any investor to sell his Common Shares may be dependent directly upon the number of Common Shares that are offered and sold. See "Bridge Financing" and "Principal and Selling Stockholders".

                                 USE OF PROCEEDS

           The net proceeds to the Company from the sale of the 1,300,000 Common Shares offered hereby, are estimated to be $5,240,000 (after deducting underwriting discounts of $650,000 and other expenses of this Offering estimated to be $610,000, including the Underwriter's non-accountable expense allowance in the amount of 3% of the gross proceeds of the Offering, and a $100,000 financial consulting fee payable to the Underwriter at the closing) (but not considering any exercise of the Overallotment Option or the Underwriter's Warrant). The Company, based upon all currently available information, intends to utilize such net proceeds approximately as follows:

                                        Approximate          Approximate
                                          Amount of           Percentage
                                        Net Proceeds       of Net Proceeds

Marketing and advertising (1)           $  1,840,000              35.1%
Repayment of indebtedness (2)                400,000               7.7%
Hiring of additional personnel (3)           550,000              10.5%
Product acquisition (4)                      500,000               9.5%
Research and development (5)                 300,000               5.7%
Working capital (6)                        1,650,000              31.5%
          Total                         $  5,240,000             100.0%
                                        ============          ==========


(1) The Company intends to utilize funds to create sales force literature, and direct sales brochures and advertisements, hold educational symposia for physicians, undertake medical, pharmacy and trade journal advertising and direct mail campaigns, and supply product samples to physicians and pharmacies.

(2) To be used for the repayment of (i) a promissory note in the aggregate principal amount of $100,000, issued in connection with the Company's Bridge
Financing transaction; and (ii) a certain loan made to the Company by Mr. Brandon in January 1991, currently in the principal amount of $295,487, which is due in January 1998, and which may be prepaid without penalty. Interest accrues on the Bridge Financing promissory note at the rate of 10% per annum. Interest accrues on Mr. Brandon's loan at the rate of 10% per annum and is paid monthly. See "Bridge Financing" and "Certain Relationships and Related Transactions."

(3) Upon the closing of this Offering, the Company intends to hire additional employees, including a national field sales manager, a controller and six to twelve field sales representatives.

(4) Part of the Company's strategy to develop its business includes the acquisition of unique products that meet important patient needs in the underserved, neglected areas of medicine and healthcare (a strategy that the Company pursued in the acquisition of Mag-Tab(R)SR and Unifiber(R)). It is anticipated that, if less than the full amount or none of the proceeds allocated for product acquisition is utilized for such purpose, the unused amount will be reallocated to working capital.

At present, the Company has not identified any acquisition candidates, but it is actively seeking such opportunities. See "Business - General".

(5) The Company intends to fund clinical studies of its products and research on new formulations of Mag-Tab(R)SR, including a liquid, a unit dosage package, and a combination magnesium supplement product containing other nutrients. See "Business - Products - Mag- Tab(R)SR".

(6) To be used for general operating and overhead expenses, the manufacture of product, and the payment of a $200,000 installment payment, due in March 1997, in connection with the acquisition of the rights to Unifiber(R). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" and "Business - General".

           The amounts set forth above are estimates. Should a reapportionment or redirection of funds be determined to be in the best interests of the Company, the actual amount expended to finance any category of expenses may be increased or decreased by the Company, at its discretion.

           The Company believes that the proceeds of this Offering will enable it to increase its annual revenues through the expansion of its business and development of product lines. As a result, the Company believes that the net proceeds of this Offering, together with anticipated increased revenues from operations, will be sufficient to conduct the Company's operations for at least 18 months.

           It is anticipated that, to the extent that the Company's expenditures are less than projected and/or the proceeds of this Offering increase as a result of the exercise by the Underwriter of its Overallotment Option, the resulting balances will be retained and used for general working capital purposes. Conversely, to the extent that such expenditures require the utilization of funds in excess of the amounts anticipated, additional financing may be sought from other sources, such as debt financing from financial institutions. The Underwriting Agreement generally restricts the Company from issuing additional equity or debt securities, in either public or private offerings, or from obtaining debt financing, for a period of three years following the date of this Prospectus without the prior written approval of the Underwriter, which approval may not be unreasonably withheld. Even if the Underwriter consents to the Company obtaining debt financing, there can be no assurance that such additional financing, if available, will be on terms commercially reasonable as acceptable to the Company. See "Risk Factors - Dependence on Offering Proceeds; Possible Need for Additional Financing" and "Risk Factors - Risks Attendant to Expansion".

           Pending  use  of  the  proceeds,   the  funds  will  be  invested  in
certificates of deposit, high grade commercial paper and government securities, or other low risk investments.

                                    DILUTION

           All references herein to pro forma net tangible book value, pro forma net tangible book value per Common Share, and the number of Common Shares outstanding on a pro forma basis give retroactive effect to the December 1996 issuance of 100,000 Common Shares in the Bridge Financing and assume no exercise of the Underwriter's Overallotment Option or the Underwriter's Warrant. See "Bridge Financing" and "Underwriting." As of September 30, 1996, the Company had an aggregate of 1,101,500 Common Shares outstanding on a pro forma basis and a pro forma net tangible book value deficit of ($1,764,641), or ($1.60) per Common Share. Pro forma net tangible book value (deficit) per share represents the total amount of the Company's pro forma tangible assets, less the total amount of its pro forma liabilities, divided by the total number of Common Shares outstanding on a pro forma basis.

           After giving effect to the sale of 1,300,000 Common Shares by the Company at the Offering price of $5.00 per Common Share, with net proceeds of $5,240,000, the pro forma net tangible book value of the Company as of September 30, 1996 would be $3,475,359, or $1.45 per Common Share. This amount represents an immediate dilution (the difference between the price per Common Share to purchasers in this Offering and the pro forma net tangible book value per Common Share as of September 30, 1996, after giving effect to the issuance of the 1,300,000 Common Shares) of approximately $3.55 per Common Share to new investors and an immediate increase (the difference between the pro forma net tangible book value per Common Share as of September 30, 1996, after giving effect to the issuance of the 1,300,000 Common Shares, and the net tangible book value (deficit) per Common Share as of September 30, 1996, before giving effect to the Offering) of approximately $3.05 per Common Share to the Company's current stockholders. Such increase to the Company's current stockholders is solely attributable to the cash price paid by purchasers of the Common Shares offered for sale by the Company.

The following table illustrates the per share dilution as of September 30, 1996:

  Public offering price per share(1).......................       $5.00

  Pro forma net tangible book value (deficit) per share
    before giving effect to the Offering...................       (1.60)
                                                                   ----

  Increase per share attributable to the sale of the
     Common Shares offered hereby..........................        3.05
                                                                   ----
  Pro forma net tangible book value per share after the
     Offering(2)...........................................        1.45
                                                                   ----
  Dilution per share to purchasers in the Offering (3) ....       $3.55
                                                                   ====

(1) Before deduction of underwriting discounts and commissions and estimated expenses of the Offering.

(2) After deduction of underwriting discounts and commissions and estimated expenses of the Offering.

(3) Does not give effect to the exercise of the Underwriter's Overallotment Option or the Underwriter's Warrant. See "Underwriting".

    The following table sets forth the relative cost and ownership percentage of the Common Shares offered hereby as compared to the Common Shares outstanding immediately prior to the Offering.

                                   Common Shares                                         Average
                                     Acquired                Total Consideration          Price
                               ----------------------        ---------------------      ---------
                               Number         Percent        Amount        Percent      Per Share
                               ------         -------        ------        -------      ---------
Current Stockholders........  1,101,500         46.0%      $  101,012         1.5%      $  .09
Purchasers of Common
    Shares in the Offering..  1,300,000(1)      54.0%      $6,500,000        98.5%       $5.00
                              ---------       ------        ---------        ----
    Total...................  2,401,500(1)     100.0%      $6,601,012       100.0%
                              =========       ======       ==========      =======

(1) Assumes no exercise of the Underwriter's Overallotment Option. See "Underwriting".

                                 CAPITALIZATION

           The following table sets forth the unaudited capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the issuance and sale of the 1,300,000 Common Shares offered by the Company at $5.00 per Common Share, and the application of net proceeds of approximately $5,240,000 therefrom. This table should be read in conjunction with the financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

                                                              September  30, 1996
                                                     -------------------------------------------
                                                                                     Pro forma
                                                       Actual       Pro Forma (1)  As Adjusted(2)
                                                       ------       -------------  --------------
Short-Term Debt....................................  $  542,952      $  642,952       $  542,952
                                                     ==========      ==========       ==========

Long-Term Debt.....................................  $1,410,444     $ 1,410,444     $1,110,444

Stockholders' Equity (Deficit):
  Common Shares, $.00105 par value, 15,000,000
  shares authorized, 1,001,500 shares issued and
  outstanding (actual), 1,101,500 shares issued
  and outstanding (pro forma)(1), and 2,401,500
  shares issued and outstanding, (pro forma,
  as adjusted).....................................       1,052           1,157          2,522

  Additional Paid-in Capital.......................      99,960         399,855      5,638,490

 Accumulated Deficit (3)..........................    (758,549)     (1,058,549)    (1,058,549)

Total Stockholders' Equity (Deficit)...............    (657,537)       (657,537)     4,582,463

Total Capitalization...............................     752,907         752,907      5,692,907

(1) Gives retroactive effect to the Bridge Financing. (See "Bridge Financing")

(2) Reflects the issuance of the 1,300,000 Common Shares of the Company offered hereby, and the anticipated application of the net proceeds of $5,240,000 therefrom, after deducting underwriting discounts and commissions and estimated expenses of the Offering.

(3) Accumulated Deficit (pro forma) and Accumulated Deficit (pro forma, as adjusted) include a deferred financing charge of $300,000 resulting from the Company's Bridge Financing transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview".

                                 DIVIDEND POLICY

           Holders of the Company's Common Shares are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not declared or paid any dividends in the past and does not currently anticipate declaring or paying any dividends in the foreseeable future. The Company intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions, and other factors. Therefore, there can be no assurance that any dividends will ever be paid.

                                BRIDGE FINANCING

           In December 1996, the Company borrowed $100,000 from an unaffiliated lender (the "Bridge Lender") in a financing in which the Underwriter acted as the placement agent. In consideration for making the loan to the Company, the Bridge Lender received (i) a $100,000 promissory note (the "Bridge Note") and
(ii) 100,000 Common Shares.

           The Bridge Note bears interest at the rate of 10% per annum and is due and payable upon the earlier of December 9, 1997 or (ii) the closing date of the initial underwritten public offering of the Company's securities described in this Prospectus. The Company intends to use a portion of the proceeds of this Offering to repay the Bridge Lender. See "Use of Proceeds."

           The Company entered into the Bridge Financing transaction because it required additional financing to fund costs and expenses relating to this Offering, and no other sources of financing were available to the Company at that time. As part of the Bridge Financing transaction, the Company agreed to register the Common Shares issued to the Bridge Lender by the Company for resale under the Act. Therefore, the Registration Statement, of which this Prospectus forms a part, includes the 100,000 Common Shares held by the Bridge Lender. See "Principal and Selling Stockholders" and "Underwriting."


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

           The Company was formed in 1991 as a Texas corporation and reincorporated in Delaware in October 1996. Since inception, the Company has focused its business strategy on marketing, distributing, and acquiring non-prescription pharmaceutical and nutraceutical products. During 1991, the Company acquired its first product, Mag-Tab(R)SR, a patented sustained-release magnesium supplement. Mag-Tab(R)SR was the Company's only product until November 1995, at which time the Company acquired and began selling its second product, Unifiber(R), a dietary fiber supplement. See "Business".

           The Company's revenues are generated from sales of its products to wholesale drug and dietary supplement distributors, which, in turn, supply retail pharmacies, direct retail pharmacy accounts, and international distributors who purchase the Company's products for resale to patient or consumer end users. Since 1991, annual revenues of the Company have grown from approximately $130,000 to more than $606,000 for the year ended December 31, 1995. For 1995, approximately $516,000 of revenues was attributed to sales of MagTab(R)SR, while the remainder was attributed to sales of Unifiber(R). For the nine months ended September 30, 1996, the Company had revenues of $906,744, approximately $465,000 of which was attributed to MagTab(R)SR and approximately $434,000 of which was attributed to Unifiber(R).

           The Company believes that it may be able to achieve greater sales results with sufficient working capital to pursue its marketing strategies and acquire other products. Historically, working capital had been made available by stockholder and director loans, and bank loans, including, (i) a loan from Stephen F. Brandon, Chief Executive Officer, President and Chairman of the Board of the Company, originally in the principal amount of $500,000, of which $295,487 remains outstanding, (ii) loans from certain stockholders and directors in the aggregate principal amount of $112,500, (iii) a $250,000 credit facility from one of the Company's banks, of which approximately $144,000 and $113,000 was due and outstanding at December 31, 1995 and September 30, 1996, respectively, guaranteed by the U.S. Small Business Administration, the repayment of which is secured by a pledge of all of the Common Shares held by Mr. Brandon and (iv) a $300,000 unsecured loan by another bank. See "Use of Proceeds" and "Certain Relationships and Related Transactions".

           In December 1996, the Company borrowed an aggregate of $100,000 from the Bridge Lender in the Bridge Financing transaction. In exchange for making the loan to the Company, the Bridge Lender received (i) a $100,000 Bridge Note and (ii) 100,000 Common Shares. The Company has granted the Bridge Lender certain "piggyback" registration rights with respect to such Common Shares. The Bridge Note bears interest at the rate of 10% per annum. The Bridge Note is due and payable upon the earlier of (i) December 9, 1997 or (ii) the closing of any initial public offering of the Company's securities. See "Bridge Financing".

           The fair value of the Bridge Lender's Common Shares at the date of issuance, of approximately $300,000, is a non-cash charge which will be recorded as a deferred financing cost and amortized over the earlier of (i) the one year term of the Bridge Note or (ii) the period commencing upon the closing of the Bridge Financing and ending upon the closing of this Offering, if the Offering closes prior to the payment of the Note.

Results of Operations

Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

           Net sales for the nine months ended September 30, 1996 were $906,744 compared to $389,700 for the nine months ended September 30, 1995, a 133% increase. The increase in sales was attributable to (i) revenues generated by the sale of Unifiber(R) product, the rights to which the Company acquired in November 1995, and, therefore, such product did not generate revenues during the first nine months of 1995, and (ii) increased demand for Mag-Tab(R)SR in certain of the Company's geographic markets.

           Gross profit for the nine months ended September 30, 1996 was $564,382 compared to $303,587 for the nine months ended September 30, 1995, an 86% increase. Gross profit as a percentage of revenues for the nine months ended September 30, 1996 decreased to approximately 62% as compared to approximately 78% for the nine months ended September 30, 1995. The decrease in profit margin was due principally to the higher manufacturing cost of Unifiber(R) compared to that of MagTab(R)SR. The Company believes, but cannot assure, that gross margins and the cost of sales for Unifiber(R) can be improved by contracting with an alternate third party contract manufacturer, whereby packaging and freight costs can be reduced. The Company anticipates engaging another third party contract manufacturer in the fourth quarter of 1996 or the first quarter of 1997.

           Selling, general and administrative expenses were $563,612 for the nine months ended September 30, 1996 compared to $211,682 for the nine months ended September 31, 1995, a 166% increase. Of this increase, approximately $90,000 resulted from increased marketing activities. Additionally, the Company added an Executive Vice President, a national key account sales manager, a contracts and bids manager, and a telemarketing manager, which accounted for approximately $120,000 of new salary expense and approximately $63,000 resulted from an increase in depreciation and amortization. The balance of the increase in selling, general, and administrative expense was attributed to increased operating and administrative expenses.

           Interest expense for the nine months ended September 30, 1996 was $144,042 compared to $55,056 for the nine months ended September 30, 1995, a 162% increase. Of this increase, $84,804 was imputed interest relating to the Unifiber(R) acquisition.

           Overall, the Company had net operating income of $770 for the nine months ended September 30, 1996 compared to net operating income of $91,905 for the nine months ended September 30, 1995, a 99% decrease. The Company experienced a net loss of $140,588 for the nine months ended September 30, 1996 compared to a net income of $37,767 for the nine months ended September 30, 1995. The primary reason for this difference was the significant increase in amortization expense relating to Unifiber(R) and the imputed interest attributed to the Unifiber(R) acquisition.

Year Ended December 31, 1995 Compared to Year Ended December  31, 1994

           Net sales for the year ended December 31, 1995 were $606,268 compared to $415,330 for the year ended December 31, 1994, a 46% increase. The increase in revenues resulted from an increased demand for Mag-Tab(R)SR and the November and December 1995 revenues for Unifiber(R).

           Gross profit for the year ended December 31, 1995 was $423,122 compared to $279,858 for the year ended December 31, 1994, a 51% increase. The increase was primarily due to the additional revenues from the sale of Unifiber(R) product. Gross profit as a percentage of revenues for the year ended December 31, 1995 compared to the year ended December 31, 1994 increased to approximately 70% from approximately 67%. This net increase was due to inclusion of the settlement of a lawsuit, offset by smaller gross margins on Unifiber(R) compared to Mag-Tab(R)SR. Additionally, cost of sales increased marginally due to the increased freight costs associated with the shipping and receiving of Unifiber(R).

           Selling, general and administrative expenses for the year ended December 31, 1995 was $334,941 compared to $275,350 in the year ended December 31, 1994, a 22% increase. This increase reflects increased salaries and marketing costs incurred by the Company. The increased expenses include the salary of a new contracts and bids administrator as well as acquisition costs related to new management information software programs needed to support Unifiber(R) and Mag- Tab(R)SR contract sales and chargebacks. The capability to handle contract sales and rebates electronically positions the Company to compete favorably with other companies that serve the large number of existing GPOs and the expanding managed healthcare marketplace.

           Interest expense for the year ended December 31, 1995 was $91,800 compared to $67,274 for the year ended December 31, 1994, a 36% increase. The increase was due principally to imputed interest related to the Unifiber(R) acquisition.

           The Company's net loss for the year ended December 31, 1995 was $1,003, compared to a net loss for the year ended December 31, 1994 of $62,340. The reduction in loss came primarily from the addition of Unifiber(R) revenues and from other income which was derived from the settlement of a litigation.

Liquidity and Capital Resources

           At September 30, 1996, the Company had a working capital deficit of $368,948, as compared to a working capital deficit of $67,504 at December 31, 1995. The increase in the working capital deficit primarily resulted from the reclassification of a $200,000 installment payment due in March 1997 in connection with the acquisition of the rights to Unifiber(R), from a long-term liability to a current liability and losses in the nine month period ended September 30, 1996. The Company intends to pay the March 1997 $200,000 Unifiber(R) installment payment out of the working capital portion of the net proceeds of this Offering. Additionally, the Company anticipates that it will pay the remaining annual Unifiber(R) installment payments, which increase in $50,000 increments each year until 2001, from revenues, the Company's available credit facility from a bank, and possibly funds from additional debt or equity financings, if required and if available and consented to by the Underwriter. However, given the length of the remaining payment period, the Company cannot assure that the above sources will be sufficient or available to meet the installment payments or that circumstances which are currently unforeseeable will not adversely impact the Company's ability to make such installment payments. See "Use of Proceeds" and "Underwriting".

           Due to increased sales during the nine month period ended September 30, 1996, the Company's accounts receivable as of September 30, 1996 was $217,188, compared to $84,656 as of December 31, 1995, a 157% increase.

           During the nine months ended September 30, 1996, a nominal amount of net cash was provided by operating activities. Such result was due to a decrease in inventory of $48,673, an increase in accounts payable and accrued expenses of $47,198 and imputed interest relating to the acquisition of Unifiber(R) of $84,804, and depreciation and amortization expenses of $88,044, offset by the Company's $140,588 loss for such period and an increase in accounts receivable of $132,532. There were no significant differences in cash generated by operating activities in the nine month periods ended September 30, 1996 and 1995.

           No significant investing activities occurred in the nine month periods ending September 30, 1996 and September 30, 1995.

           There was an increase in cash used for financing activities in the nine month period ending September 30, 1996 of $133,227 as compared to the nine month period ending September 30, 1995. This was primarily due to the payment of notes payable - stockholders of $57,378, and payment of deferred offering costs of $47,364 in the nine month period ending September 30, 1996 as compared to cash received from the issuance of common stock of $45,000 less the repayment of stockholders' loan of $14,300 in the nine month period ending September 30, 1995. The cash used for financing activities of $134,965 for the nine month period ending September 30, 1996 was the primary reason for the decrease in cash of $135,535 for that period. For the nine month period ended September 30, 1995 cash increased by a nominal amount.

           In  December  1996,  the  Company  received  $100,000  in the  Bridge
Financing transaction. Such proceeds are being used to fund the costs and expenses of this Offering. See "Bridge Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Overview".

           At present, the Company's sales and marketing efforts are focused on expanding the promotion of its existing products to physicians and other healthcare professionals. The Company believes that the Company's existing United States markets for its products have the potential for substantial expansion. Additionally, the Company intends to utilize a portion of the proceeds from this Offering to expand the Company's product lines, which the Company believes will result in increased product sales and the ability to compete more aggressively in the niche market segments of the pharmaceutical and neutraceutical industries. The Company, however, cannot assure that it will identify any products which meet the Company's acquisition criteria in the near future, or at all. Additionally, even if such a product is identified, there can be no assurance that the Company will be able to acquire such product. See "Use of Proceeds".

           The Company believes that it has a diverse and growing market for its products. While the Company is dependent on third party contract manufacturers to supply its products, it believes it has developed relationships with alternative manufacturers who could supply finished product should the Company have this need. At the present the Company's sales are geographically dispersed across the United States.

           The Company believes that the net proceeds from the Offering, together with anticipated revenues from operations, should be sufficient to fund operations for at least 18 months. Management intends to utilize approximately 35% (or $1,840,000) and approximately 10% (or $500,000) of the net proceeds of the Offering to expand its business through the marketing and advertising of its products, and for the acquisition of new products, respectively. In addition, part of the net proceeds will be used to repay approximately $300,000 of related party debt, and the $100,000 Bridge Financing. Furthermore, the Company will use part of the net proceeds to pay the March 1997 $200,000 installment payment in connection with the acquisition of the rights to Unifiber(R). On a long-term basis, the Company believes that the growth of sales of its product lines will ultimately result in revenues sufficient to fund the Company's operations. To the extent that cash flow is not sufficient to fund operations, it would be necessary for the Company to seek external debt or equity financing or scale back operations. Management cannot ensure that financing would be obtainable on terms favorable to the Company, or at all. See "Risk Factors - Dependence on Offering Proceeds; Possible Need for Additional Financing" and "Use of Proceeds".

           The Company's independent certified accountants issued a modified going concern opinion with regard to the December 31, 1995 financial statements based upon an accumulated deficit of

$617,961 and a working capital deficit of $67,504 at December 31, 1995. Such financial statements have been prepared on a going concern basis which contemplates the realization of assets and the settlement of liabilities and commitments (including, without limitation, the Company's lease for its premises which requires minimum rental payments aggregating $67,099 in 1997 and 1998, and payments under employment agreements which the Company intends to enter into, which will require minimum payments aggregating $221,000 over a three year period, commencing on the closing date of the Offering) in the normal course of business. The continuation of the Company as a going concern is dependant upon its ability to generate sufficient cash from operations and financing activities. The Company's working capital deficit raises substantial doubt about the entity's ability to continue as a going concern. The Company's viable plans to address the foregoing included and include the following:

           1. The generation of an additional $100,000 in gross proceeds through the Bridge Financing transaction in December 1996. See "Bridge Financing".

           2. The closing of this Offering with anticipated net proceeds of approximately $5,240,000, a portion of which will be used to satisfy certain outstanding obligations of the Company. See "Use of Proceeds".

           3. An increase in revenues by substantially increasing its marketing activities, both in and outside the United States. See "Business-Sales and Marketing".

           The Company believes that the increase in capital obtained in the Bridge Financing transaction and this Offering will enhance the Company's potential for a transition to profitable operations in the future.

            The Company believes that these plans can be effectively implemented in the next twelve months. There can be no assurances, however, that the Company will be successful in these endeavors. The Company's ability to continue as a going concern is dependent on the implementation and success of these plans. The financial statements do not include any adjustments in the event the Company is unable to continue as a going concern.

Impact of Inflation

           Inflation has not been a major factor in the Company's business. However, there can be no assurance that this will continue.

                                    BUSINESS

General

           The Company manufactures through third party contractors, and markets and distributes, non-prescription pharmaceutical and nutraceutical dietary supplement products. The Company seeks to exploit product niches that have generally been overlooked or neglected by the major drug and dietary supplement companies because of the relatively small perceived size of the market for such products. The Company's current products are a patented, state-of-the-art, sustained release magnesium supplement marketed under the name Mag-Tab(R)SR, and a dietary fiber supplement marketed as Unifiber(R).

           In 1991, the Company acquired all rights to Mag-Tab(R)SR, which is manufactured for the Company by Schering Plough Corporation ("Schering"). See "Risk Factors - No Manufacturing Capability or Experience; Dependence on Others" and "Business - Manufacturing".

           In November 1995, the Company acquired all rights to Unifiber(R) from Dow Hickam Pharmaceuticals Inc. ("Dow Hickam"), a subsidiary of Mylan Pharmaceuticals Inc. Pursuant to the acquisition agreement (the "Dow Hickam Agreement"), Dow Hickam has agreed to manufacture Unifiber(R) for the Company through December 31, 1996 in sufficient quantity to meet the Company's projected sales through 1997. During the fourth quarter of 1996 or the first quarter of 1997, the Company anticipates that it will engage another third party contractor to manufacture Unifiber(R). The Company is currently investigating such manufacturing options and believes, but cannot assure, there will be no difficulty engaging another contract manufacturer. See "Risk Factors - No
Manufacturing Capability or Experience; Dependence on Others" and "Business Manufacturing".

           The Company markets Mag-Tab(R)SR and Unifiber nationally to virtually all of the drug wholesalers in the United States, which, in turn, supply retail pharmacies, state and federal institutions, and group and managed care purchasing organizations ("GPOs") acting on behalf of hospitals, extended care facilities and nursing homes. See "Business - Sales and Marketing".

           In addition to manufacturing and selling Mag-Tab(R)SR and Unifiber(R), the Company intends to explore opportunities to add, through acquisition or licensing, other unique products that meet important needs in the underserved, neglected areas of medicine and healthcare, or that do not fit the strategic plans of the major drug and dietary supplement companies. At present, the Company has not identified any acquisition candidates but it is actively seeking such opportunities. See "Use of Proceeds".

Industry
--------

  Magnesium

           Numerous scientific articles, published in medical journals by leading academic physicians, have clearly shown that magnesium is an important metabolic electrolyte, and that magnesium depletion accompanies many medical disorders. Mag-Tab(R)SR and other magnesium formulations are administered in pharmacologic or physiologic doses because magnesium replacement is critical to preventing complications from magnesium deficiency associated with certain serious medical conditions.

           Magnesium, the second most abundant intracellular cation, is also one of the most crucial, being an essential cofactor in more than 300 enzymatic reactions in the human body. Neuromuscular transmission and protein metabolism also depend on proper magnesium balance. Data show, for example, that up to 10% percent of all hospitalized persons and 50% of those in critical care units are magnesium deficient. The scope of the problem is underscored by a study, reported in the Journal of the American Medical Association (Vol. 263, p. 3063,
1990). The investigators measured magnesium levels from more than 1,000 blood serum specimens that had been provided for electrolyte determinations. Almost half of these specimens demonstrated hypomagnesemia (low- serum magnesium), and yet magnesium measurements were specifically requested on only 10% of the specimens. In the Company's opinion, those findings probably underestimated the true incidence of magnesium deficiency as serum magnesium levels do not correlate well with magnesium tissue stores. The body stores about 24 grams of magnesium, but less than 1% of that is in the serum. Consequently, while a low serum magnesium level always indicates a severe deficiency, a normal level does not rule out inadequate body stores. Conversely, high magnesium serum levels are rare and occur only in the presence of severe kidney disease. Many factors contribute to hypomagnesemia or low magnesium body stores. Anything that impairs magnesium absorption through the small bowel or promotes excessive loss through the kidney, including diarrhea, malabsorption syndrome, diabetes, renal disorders, drugs (such as amino glycosides), chemotherapy agents, diuretics used for hypertension, and alcohol, can lead to magnesium deficiency.

           In 1992, the National Council on Magnesium and Cardiovascular Disease stated that an increased oral intake of magnesium should be seriously considered to counter magnesium depletion associated with the following diseases and conditions:

           Cardiovascular
           -    Congestive   heart   failure,    ventricular   arrhythmias,
                essential  hypertension,   and  diuretic  therapy  with  or
                without associated hypokalemia (low potassium).

           Co-Morbid Conditions
           -    Diabetes;
           -    Alcohol intake;

           -    Weight loss, especially liquid preparations;
           - Diarrhea, transient or associated with chronic inflammatory bowel disease.

           Other published data have indicated that oral magnesium supplementation may be effective to counter magnesium depletion associated with PMS symptoms, migraine headaches, chronic fatigue syndrome, dementias (such as Alzheimer's disease) and osteoporosis.

           The Company's market research shows that approximately 46,000 physicians are responsible for 90% or more of ethical uses for oral magnesium products and that those physicians are primarily family practitioners, cardiologists, internists, neurologists, obstetricians/gynecologists and endocrinologists. The Company believes that most primary care physicians, such as family practice physicians, are unaware of the causes, frequency, and serious consequences of magnesium deficiency. However, recent clinical studies have shown that magnesium given intravenously, after myocardial infarction, improves mortality rates. Moreover, recent published data have given the average physician a much greater awareness of magnesium deficiency.

           The current United States oral magnesium market is under $10 million, but independent market research indicates that the total potential for current future applications of magnesium is estimated to exceed $1 billion. This estimated potential is based on physician surveys of intent to recommend an oral magnesium supplement for certain conditions, as well as target population counts of certain conditions where published scientific data links magnesium deficiency as a complicating factor.

           A recent Gallup poll revealed that 74% of the United States population is magnesium deficient. Published articles indicate that the conditions discussed above are often accompanied by magnesium deficiency. Based on the target population counts of these conditions, there are at least 20 million people in the United States who could benefit from oral magnesium supplementation from a product such as Mag-Tab(R)SR. In addition to such target population potential, healthcare publications also discuss the potential value of oral magnesium supplementation in other situations, thereby indicating that the total United States market potential for magnesium products may actually exceed 50 million people. In support of the prospects for a rapidly growing magnesium market in the United States, a comparison may be made to the European market, which represents 3% less than the United States. in terms of the world healthcare dollar market (i.e. 28% vs 31%). However, consistent with its early adoption of low cost nutritional usage, oral magnesium products in Europe are approaching $500 million in sales. In France alone, with a population of only 20% of that in the United States, oral magnesium product sales exceeded $110 million in 1994.

           Notwithstanding all the publicity that magnesium is receiving, the Company believes it may still take several years and significant financial resources to fully educate the majority of physicians on why and when to routinely recommend a magnesium supplement. Part of the Company's marketing strategy is to facilitate physician education and awareness of the potential of magnesium products in order to achieve Mag-Tab(R)SR's full market potential.

   Fiber

           Dietary fiber refers to certain plant foods not digested in the human small intestine. This includes relatively indigestible carbohydrates and carbohydrate-like components of food, such as cellulose, lignin, hemicelluloses, pentosans, gums and pectins.

           All fibers can be grouped into two broad categories: water-insoluble fibers, which include cellulose, lignin and many hemicelluloses; and soluble fibers, which include pectin, gums, certain hemicelluloses and storage polysaccharides. Unifiber(R) is composed of 75% powdered cellulose combined with corn syrup solids and xanthan gum.

           Physiological effects of dietary fibers differ in the small intestine and colon. For example, fibers such as guar delay absorption and slow transit in the small intestine, but are rapidly degraded by colonic bacteria and have a relatively minor influence on colonic function. In contrast, cellulose and bran (which is high in insoluble fiber) have little physiological effect on the small intestine and undergo little degradation by colonic bacteria; however, both accelerate colonic transit and increase stool bulk and weight.

           In recent years, much has been written about the importance of dietary fiber in a healthy diet and its recognized role in healthy bowel habits, its possible benefits in a variety of conditions, including diverticulosis, irritable bowel syndrome and glycemic responses in diabetics, elevated lipids often associated with cardiovascular disease, and its possible protective effects against colon cancer. Much of the impetus for study of dietary fiber in these conditions (particularly colon cancer) has resulted from earlier publications of epidemiological studies in diverse cultures and populations consuming high-fiber diets. However, fiber is not the only variable to be taken into account in establishing correlations. For example, the high fiber content in these cultures and populations are also typically low in fat. Additionally, significant differences in environment cannot be overlooked.

           Recent animal and clinical pharmacology studies have attempted to determine the role of high-fiber foods and certain fiber entities (including cellulose) in the prophylaxis and/or treatment of specific diseases under more controlled conditions. The data are not always consistent, however, and whether or not a dietary supplement such as Unifiber(R), or any other dietary fiber, has any meaningful effects to promote healthy bowel functions in these situations has yet to be ascertained.

           Although, as indicated above, there are certain as yet unresolved questions regarding dietary fiber in disease therapy, there now appears to be no question that fiber is considered an important part of the diet. In 1986, the National Institutes of Health recommended that Americans increase their daily fiber intake from about 11 grams per day to between 20 and 30 grams per day. The preferred approach of healthcare professionals to accomplish this is by increasing the intake of fiber- rich foods as part of a balanced diet. However, it is also recognized that certain individuals cannot, or will not, consume adequate amounts of fiber due to such reasons as poor dentition or palatability. This situation is common among elderly and institutionalized individuals, for example, which is significant in that these populations tend to be predisposed to constipation. Fiber supplementation is appropriate in these individuals, and the Company believes that the use of Unifiber(R) as a dietary fiber supplement is well suited for such individuals due to its flexibility in mixing with foods and its taste properties. Fiber supplementation programs with Unifiber(R) in nursing homes support this position and have been particularly helpful in promoting healthy bowel function without laxatives.

           The $250 million market for bulk fiber products has grown, and is anticipated to continue to grow, for the foreseeable future at the approximate rate of 15-20% per year. See "Business Competition". These dietary fiber products are normally used to treat or prevent constipation by promoting normal bowel function. The target populations that the Company believes would benefit from daily fiber supplementation include:

           -  Individuals undergoing kidney dialysis;
           - Institutionalized individuals who are in state hospitals or extended care facilities; o Individuals receiving enteral naso-gastric feedings; o Pregnant women needing a pure fiber supplement without aspartame as a sweetener; o Individuals with bowel function problems associated with Diabetes.

Products
--------

  Mag-Tab(R)SR

           Mag-Tab(R)SR is currently the only patented, true sustained release magnesium supplement product on the market. The patent for Mag-Tab(R)SR is for the formula composition and the manufacturing process that enables magnesium L-lactate dihydrate to be compressed into a sustained release tablet formulation containing 3-10 mEq of elemental magnesium lactate. The benefit of this patented formulation is that its delivery mechanism releases a highly absorbable magnesium lactate to the distal intestine, ensuring 10-12 hours of prolonged absorption at any given pH level, without exceeding the renal threshold and without the gastrointestinal side effects that are often seen with many competitive brands. Mag-Tab(R)SR administration maintains higher serum levels over a 12 hour period than its major competitor, SlowMag(R). Mag-Tab(R)SR's patent expires in March 2008. See "Business - Competition" and "Business - Patents and Proprietary Rights."

           Mag-Tab(R)SR is currently marketed in caplet form packaged in 60 caplet and 100 caplet sizes. The Company also plans to market other dosage forms of Mag-Tab(R)SR in the future, such as a liquid, a unit dosage and a combination magnesium supplement product containing other nutrients.

Unifiber(R)

           Unifiber(R) (comprised of 75% powdered cellulose) is a unique bulk bowel management product which offers measurable differential advantages to its users. Unifiber(R) is a non-patented proprietary dietary fiber supplement with significant advantages over competitive brands. As compared to all other bulk fiber supplements, Unifiber(R) requires no forced fluid intake, is electrolyte-free, contains no aspartame, and is an ultrafine, tasteless, non-gelling powder that mixes with virtually any soft food or liquid substance. See "Business - Competition."

           The Company plans to conduct a number of open label trials with key physician groups, certified renal dieticians, and other decision makers of long-term care facilities to promote Unifiber(R) acceptance with the target groups discussed under "Business - Industry - Fiber" . No such trials have been undertaken to date and the Company cannot predict the results of such trials.

Sales and Marketing
-------------------

           The Company uses a very selective and targeted approach to market its products. Its overall strategy involves several steps, including securing meaningful retail distribution and creating a loyal core base of physicians and dietary specialists to recommend the use of the Company's products. In implementing its strategy, the Company uses multiple promotional techniques to, among others, 21,000 targeted physicians, including targeted direct mail, field activity using its own or contracted sales forces, attendance at medical conventions and meetings, developing product advocate programs, medical and trade journal advertising, and telemarketing in the most lucrative metropolitan and rural markets.

           To  create  physician  and  healthcare   professional   awareness  of
Mag-Tab(R)SR's benefits, the Company's marketing materials have focused primarily on (i) education regarding magnesium deficiency, and (ii) emphasis on the features and benefits of Mag-Tab(R)SR's unique sustained release formulation as compared to competitive products.

           The majority of bulk fiber product sales are accounted for by physician recommendation and consumer purchases from retail pharmacies. The Company's marketing strategy with Unifiber(R) is to focus on certain target populations and market segments where fiber supplementation is important and where the product's functions show it to be the product of choice. This opportunity is with certain subsets of persons listed above in "Business - Industry - Fiber", whose daily fiber supplementation requires special consideration.

           The Company employs a wholesale oriented policy for the supply of its products. This practice results in greater profitability for the Company and creates cooperation and goodwill with the wholesale drug and dietary supplement distributors. The Company also offers incentive programs to its wholesalers wherein the Company provides discounts in return for product promotion by the wholesalers.

           Currently, virtually all of the drug and dietary supplement wholesalers in the United States stock two sizes of Mag-Tab(R)SR (60 and 100 caplet packages) and three sizes of Unifiber(R) (5 ounce, 9 ounce and 16 ounce powdered cellulose packages) for the benefit of their retail and hospital pharmacy customers. It is estimated that the current national retail distribution has reached approximately 20% of all the retail outlets for Mag-Tab(R)SR and slightly less for Unifiber(R). The Company is targeting the proper corporate decision makers at major wholesale and chain pharmacy headquarters and is developing unique marketing programs for these customers with a view to improving overall distribution in the near future.

           To complement these activities, direct mail promotional materials are being mailed to approximately 65,000 targeted independent and chain pharmacists in key metropolitan markets across the United States. Trade journal advertising is also planned to help reinforce the distribution and physician marketing programs. The Company believes that these tactics will improve Mag- Tab(R)SR and Unifiber(R) availability in retail outlets and increase demand for the products. However, based on results of operations to date and the limited time that the Company has been implementing its marketing strategy, the Company cannot predict the effect of its marketing strategies or whether they will be successful at all.

           The Company's direct customers for both Mag-Tab(R)SR and Unifiber(R) comprise virtually all of the drug and dietary supplement wholesalers in the United States, and GPOs, and state and federal institutions, such as state and county supported hospitals that are affiliated with medical schools and the Veterans Administration hospital system. The following drug and dietary supplement wholesalers, which supply retail and hospital pharmacies nationwide, account for the following percentage of annual revenues of the Company for the fiscal year ended December 31, 1995 and the nine months ended September 30, 1996, respectively: McKesson Drug Company, 22% and 19%; Cardinal Health Company, 14% and 13%; Bergen Brunswig, 12% and 14%; and Amerisource Corporation, 12% and 13%. The Company believes that its relationship with these customers is excellent. However, the loss of any one of these customers may have a substantial adverse effect on the financial condition of the Company. See "Risk Factors - Dependence on Major Customers".

           GPOs and institutional and government accounts are growing markets for the sale of Mag- Tab(R)SR and Unifiber(R). The Company utilizes direct marketing strategies to help penetrate these markets by creating specifications for the Company's products. Such strategies include providing bids to GPOs and government institutions; encouraging selection of Company products due to cost effectiveness and other previously discussed advantages over the competitive products and therapies; and participating in state Medicaid reimbursement programs.

           In addition to the above programs and strategies, the Company intends to initiate a press and other media release program through its advertising agency to create product awareness and corporate image. In the past, these tactics have been effective in generating new demand and creating opportunities to evaluate new products, services and possible marketing/licensing agreements; however, results of this program with GPOs and institutional and government accounts cannot be predicted.

           Within the United States, the Company distributes its products from its warehouse in Roanoke, Texas (see "Business - Property") via UPS, Federal Express, common carriers (both land and sea) or United States Postal Service. The Company has virtually no backlog since orders are generally shipped out the same day as they are received.

Foreign Distribution
--------------------

           The Company has a distribution agreement with Laboratorios Rider S.A. ("Laboratorios") of Santiago, Chile, pursuant to which Laboratorios is granted the exclusive right to distribute and market the Company's products in Chile and Argentina (the "Laboratorios Agreement"). The initial term of the Laboratorios Agreement expires in November 1997 and is automatically renewable for successive three year periods unless terminated by either party at least 180 days prior to the termination of the initial or any renewal term. Based on the Company's current relationship with Laboratorios, the Company anticipates, but cannot assure, that the Laboratorios Agreement will be renewed at the end of the initial term.

           In April 1996, the Company entered into an exclusive marketing and distribution agreement with Corporation for Russian American Enterprise ("CRAE") pursuant to which CRAE has the right to exclusively market and distribute the Company's products in Russia and the other republics comprising the former Soviet Union (the "CRAE Agreement"). The 24-month term of the CRAE Agreement commences on the first date that either of the Company's products is commercially sold in CRAE's territory, which sales will be subject to prior approval from the jurisdictions in its territory. The Company anticipates that such approval will not be obtained in the foreseeable future, and the Company does not anticipate that any material revenues will develop as a result of the CRAE Agreement.

           To date, revenues from foreign sales have been nominal.

Manufacturing
-------------

           The Company does not currently manufacture its own products and has no current plans to do so. It plans to continue to avoid this capital expense by utilizing third party contract manufacturing in FDA-approved facilities.

  Mag-Tab(R)SR

           Mag-Tab(R)SR is manufactured and packaged by Schering, a major FDA-regulated pharmaceutical company, via a long-term exclusive manufacturing agreement (the "Schering Agreement"). The initial term of the Schering Agreement expires in July 1997 and is automatically renewable for successive two year terms thereafter unless written notice of termination is given by either party at least one year prior to the expiration of the initial or successive term. Since neither party has given any notice of termination, the expiration date of the Schering Agreement has been extended to July 1999.

           The Schering Agreement provides for the manufacture of Mag-Tab(R)SR in compliance with FDA Good Manufacturing Practices standards ("GMPs") required for the manufacture of FDA- regulated drugs, even though Mag-Tab(R)SR, as a dietary supplement, currently need not comply with such drug product GMPs.

           The Company believes that its relationship with Schering is excellent and anticipates that its relationship will continue for the foreseeable future. In the event the Schering Agreement is terminated or expires and the Company does not renew its relationship with Schering, the Company believes, but cannot assure, that it will be able to engage another third party to manufacture Mag-Tab(R)SR in compliance with GMPs on terms comparable to those set forth in the Schering Agreement. See "Risk Factors - No Manufacturing Capability or Experience; Dependence on Others".

  Unifiber(R)

           The terms of the Company's acquisition of Unifiber(R) from Dow Hickam provide for Dow Hickam to manufacture and package enough Unifiber(R) by December 31, 1996 to handle all projected sales by the Company through 1997. The Company anticipates, but cannot assure, that it will contract with at least one or several other potential contract manufacturers for Unifiber(R) during the fourth quarter of 1996 or first quarter of 1997 to manufacture Unifiber(R) on comparable terms with Dow Hickam in compliance with FDA food GMPs at current manufacturing standards. Dow Hickam has agreed not to compete with the Company with respect to Unifiber(R) anywhere in the world until 2002. See "Risk Factors
- No Manufacturing Capability or Experience; Dependence on Others".

           Although the Company's policy is to maintain an approximately three month supply of each of Mag-Tab(R)SR and Unifiber(R), failure to engage or delays in engaging a manufacturer for either product could result in the Company being unable to fill orders on a timely basis, or at all, resulting in cancellation of orders, reduced sales, loss of customers, loss of goodwill, and other events which could have a material adverse effect on the Company. Additionally, if the Company is unable to engage a manufacturer on terms at least as favorable as the Schering Agreement or the arrangement with Dow Hickam, the costs of goods sold may be raised, thereby reducing profit margins. See "Risk Factors - No Manufacturing Capability or Experience; Dependence on Others."

Competition
-----------

           The Company competes in both the magnesium supplement market and dietary fiber market with companies that have substantially greater resources, including capital, research and development resources, and manufacturing and marketing capabilities with respect to well established products. Accordingly, there can be no assurance that the Company will be able to compete successfully with respect to either of its products.

Mag-Tab(R)SR

           Because the magnesium market is presently an emerging dietary supplement (i.e. under $10 million), there are few current competitors. The market leader is G.D. Searle ("Searle"), which is estimated to possess more than a 70% market share with its product, SlowMag(R). SlowMag(R) is an enteric coated dosage form (not sustained-release) of magnesium chloride. Searle invested several million dollars towards physician and pharmacy promotion when it launched this product in 1989 and 1990 and, as a result, Searle has been a major factor in the magnesium supplement market. SlowMag(R) is the only dietary supplement product that Searle has in its product line. Even though Searle has greatly reduced its promotional efforts with respect to SlowMag(R) in recent years, the product has grown over 30% in unit volume since 1992.

           The other major competitor of the Company in the magnesium supplement market is Blaine Co., Inc. ("Blaine") whose product's trade name is MagOx(R) (magnesium oxide tablets). Blaine, a company with no field sales force, has gained significant market share from SlowMag(R) in recent years. MagOx's(R) market share is currently approximately 15%, a position the Company believes
Blaine has accomplished through steady direct mail promotion to targeted physicians and specialists.

           Mag-Tab(R)SR's patented sustained release formulation provides significant advantages over its major competitors, MagOx(R) and SlowMag(R). Compared to MagOx(R), (i) Mag-Tab(R)SR's formula (magnesium L-lactate dihydrate) is 600% more soluble at any given pH level, thus assuring better bioavailability, and (ii) published data suggest that the insolubility of magnesium oxide tablets (MagOx(R)) causes it to be poorly absorbed, thereby leading to a high potential for gastrointestinal side effects such as diarrhea. Compared to SlowMag(R), Mag-Tab(R)SR provides 33% more elemental magnesium per dose, thus providing individuals with a dosage regimen requiring fewer tablets at less daily cost. In addition, Mag-Tab(R)SR's 12-hour sustained release formulation allows patients to take their dose twice daily, resulting in better overall patient compliance.

  Unifiber(R)

           Currently, Proctor and Gamble is the leader in the dietary fiber market, as its Metamucil(R) (psyllium) product line has an approximately 70% market share. Metamucil(R) is promoted primarily via consumer advertising and limited professional sampling. The Metamucil(R) product line is offered in a wide range of flavors and sizes with each product containing almost a totally different set of ingredients in the formulation. The Company believes that this diversity, along with the numerous line extensions on the retail shelf, makes it difficult for health care professionals and patients to determine the right formula for their specific needs, as the various formulae may have different effects on consumers who are pregnant or have renal disease or diabetes.

           Other competitors in the dietary fiber market include SmithKline Beecham with Citrucel(R) (methyl cellulose) (with approximately a 10% market share), and several other companies that also have a psyllium product, such as Konsyl(R) (with approximately a 5% market share). Citrucel(R)'s initial promotional campaign focused on the non-gelling, better tasting, "low gas" features of the product. After establishing an ethical base with the gastroenterologist, Citrucel(R) marketing has shifted more towards the consumer. Konsyl(R), owned by Konsyl Pharmaceuticals, Inc., is an older psyllium product similar to Metamucil(R), whose initial base of business was established via ethical marketing to colo-rectal surgeons and obstetrician/gynecologists. Currently, Konsyl(R) continues to market to these physician groups but has also initiated consumer promotion.

           Compared to the aforementioned competitive products, the Company believes that Unifiber(R) offers a number of unique advantages, including the following: (i) there is no requirement for additional forced fluid intake, and
(ii) Unifiber(R) is electrolyte-free, contains no aspartame and is an ultrafine, tasteless, non-gelling powder that mixes with virtually any soft food or liquid substance. These characteristics are attractive to renal dieticians, home health care professionals, diabetic educators, long-term care providers and consumers.

           The Company's competitive position in both the magnesium and fiber markets also depends on its ability to attract and retain qualified personnel, obtain and defend patent and other intellectual property protection, or otherwise develop or acquire proprietary products or processes, and secure sufficient capital resources to manufacture, market, distribute and sell its products. See "Risk Factors - Uncertainty of Protection of Patents and Proprietary Rights" and "Risk Factors Dependence on Key Management and Qualified Personnel".

Patents and Proprietary Rights
------------------------------

           The Company owns a patent on Mag-Tab(R)SR in the United States, which expires in March 2008. A patent application with respect to Mag-Tab(R)SR is currently pending in Canada. Additionally, the trademark "Mag-Tab(R)SR" is a registered trademark in the United States. Unifiber(R) is not patented; however, Unifiber(R) is a registered trademark in the United States.

           The Company's policy is to actively seek, when appropriate, intellectual property protection for its products and proprietary information by means of United States and foreign patents, trademarks and contractual arrangements. In addition, the Company relies upon trade secrets and contractual arrangements to protect certain of its proprietary information and products.

           The Company's success will depend in part on its ability to enforce its current patent, obtain patent protection for any products which may be developed or acquired by the Company in the future, preserve its trade secrets, and operate without infringing on the proprietary rights of third parties, both in the United States and other countries. In the absence of patent protection, the Company's business may be adversely affected by competitors who develop substantially equivalent technology. Because of the substantial length of time and expense associated with bringing new products through development to the marketplace, the pharmaceutical and nutraceutical industries place considerable importance on obtaining and maintaining patent and trade secret protection for new technologies, products and processes. There can be no assurance that the Company will have sufficient resources to protect its patent from infringers, that the Company will develop or acquire additional products that are patented or patentable, or that present or future patents will provide sufficient protection to the Company's present or future technologies, products and processes. In addition, there can be no assurance that others will not independently develop substantially equivalent proprietary information, design around the Company's patent, or future patents, if any, or obtain access to the Company's know-how, or that others will not successfully challenge the validity of the Company's patents or be issued patents which may prevent the sale of one or more of the Company's products, or require licensing and the payment of significant fees or royalties by the Company to third parties in order to enable the Company to conduct its business. No assurance can be given as to the degree of protection or competitive advantage the Company's current patent or any patents issued to, or acquired by, the Company will afford, the validity of such patents, or the Company's ability to avoid violating or infringing any patents issued to others. Further, there can be no guarantee that any patents issued to, or licensed by, the Company will not be infringed by products of others. Litigation and other proceedings involving a defense and prosecution of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of resources from the Company's other activities. An adverse outcome could subject the Company to significant liabilities to third parties, require the Company to obtain licenses from third parties or require the Company to cease any related research and development, and sales of infringing products. See "Risk Factors - Uncertainty of Protection of Patents and Proprietary Rights".

           The Company does not currently undertake basic research and development activities to develop new products. Instead, the Company's strategy is to contract with third party manufacturers or dietary supplement development companies to formulate new dosage forms of its existing products and to target for licensing or acquisition products that are already developed and tested. This would also include existing products with sales revenues, which are generally owned by large pharmaceutical or nutraceutical companies but which are neglected by them. The Company depends on the unpatentable knowledge, experience and skills of scientific and technical consultants to conduct clinical trials commissioned by the Company from time to time, as well as to develop new formulations of its existing products. The Company requires that each of its executive employees, consultants, manufacturers, and distributors execute a contract containing a confidentiality agreement with respect to the Company's proprietary rights. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of an unauthorized use or disclosure of such confidential information.

Government Regulation
---------------------

           The Company is subject to the Federal Food, Drug and Cosmetic Act ( including the Dietary Supplement Health and Education Act of 1994), the Federal Trade Commission Act, the Fair Packaging and Labeling Act, the Consumer Product Safety Act, the Federal Hazardous Substance Act and product safety laws in foreign jurisdictions, as well as to the jurisdiction of the Consumer Product Safety Commission. Such regulation subjects the Company to the possibility of requirements of repurchase or recall of products found to be defective and the possibility of fines, penalties, seizure of its products, injunction and criminal prosecution for repeated violations. The FDA regulates product labeling, including claims. In addition, the FTC regulates product claims made in advertising. Existing and future governmental regulations could impact certain products of the Company. Additionally, products which the Company may acquire in the future (if any) may be subject to FDA approval and regulation, which could be time consuming and costly. See "Risk Factors - Consumer Laws and Government Regulation".

Third Party Reimbursement
-------------------------

           Health care reform in the United States is currently an area of national attention. Certain reforms may influence customer purchases and, if adopted, could impose limitations on the prices the Company may be able to charge in the United States, or on the amount of reimbursement available from government agencies and private third party payors for magnesium supplements and dietary fiber.

           In the United States, the Health Care Financing Administration ("HCFA") establishes guidelines for coverage and the reimbursement of healthcare providers treating Medicare and Medicaid patients. The Medicare program has detailed coverage and reimbursement rules, but the program does not currently provide reimbursements for drugs or nutritional supplements. The Medicaid program, which is a Federal program, is state administered. Therefore, although Medicaid reimbursement codes currently exist for Mag-Tab(R)SR and Unifiber(R), HCFA does not control the policy of every state. At present, approximately 15 states approve patient reimbursement under Medicaid for the Company's products. There can be no guarantee that Mag-Tab(R)SR, Unifiber(R) or any new products of the Company will be covered in the future by Medicaid or other third party payors, and, if covered, there can be no guarantee as to the level of reimbursement that will be provided. See "Risk Factors - Uncertainty of Third Party Reimbursement and Product Pricing".

Product Liability Insurance; Indemnification
--------------------------------------------

           The Company's business involves the inherent risk of product liability claims. If such claims arise in the future, they could have a material adverse impact on the Company. The Company maintains product liability insurance on an occurrence basis in the amount of $3 million per occurrence and an aggregate amount of $3 million per policy term period. The policy term of 12 months is renewable for successive 12 month periods. There is no assurance that such coverage will be sufficient to protect the Company from risks to which it may be subject, or that product liability insurance will be available to the Company at a reasonable cost, if at all, in the future. Mag-Tab(R)SR and Unifiber(R) have been on the market for approximately seven and twelve years, respectively. The Company is not aware of any adverse side effects resulting from the use of these products. However, the Company cannot assure that users will not experience adverse side effects from these products in the future, or that claims will not be brought against the Company arising from the use of these products.

           Additionally, the Company attempts to reduce its risk by obtaining indemnity undertakings with respect to product liability claims from the third party manufacturers of its products. The Company may acquire and market other products in the future, which may be the subject of claims against the Company, that may or may not be covered by any or adequate insurance or indemnities. Currently, the Company is not aware of any pending or threatened claims against it. See "Risk Factors - Product Liability".

Employees
---------

           The Company currently has seven employees, three of whom are engaged in direct sales and marketing activities. The remaining employees provide services with regard to finance, administration, product development, and customer service. No employees of the Company are covered by any collective bargaining agreements, and management considers its employee relations to be excellent. The Company intends to use part of the proceeds from this Offering to hire additional employees in 1997, including a full-time controller, a national field sales manager and six to twelve field sales representatives. See "Use of Proceeds."

Property
--------

           The Company's principal executive offices and warehouse are located at 200 North Oak, Roanoke, Texas, a 5,000 square foot leased facility. The lease provides for a term ending on August 31, 2001 and a current monthly rental of $2,000 (which increases in $200 increments each year until 2000) plus costs of utilities and taxes. The lease is renewable for an additional five years by the Company at a monthly rental of $2,600. The Company believes that its existing facilities are adequate for the foreseeable future. Additionally, there is unimproved space adjacent to the building, allowing for expansion of the current facility if the Company determines that expansion is necessary. The lease grants the Company an option to purchase the real property (including the Company's premises and the adjacent space) for a period of 24 months commencing on September 1, 1996 at a price equal to $20,000 above its market value as determined by an appraiser. The Company has no current plans to exercise the option, or lease or acquire any other real estate.

Litigation
----------

           There is no litigation pending against the Company, nor is the Company aware of any threatened litigation, or any proceeding contemplated by a governmental authority, against it.

                                   MANAGEMENT

           The names and ages of, and the positions held by, the executive officers and directors of the Company are set forth below.
                                                                 Class of
Name                      Age     Positions Held                 Directorship(1)
----                      ---     --------------                 ---------------

Stephen F. Brandon        50      Chief Executive Officer,       Class III
                                  President, Treasurer and
                                  Chairman of the Board

Thomas F. Reed            51      Executive Vice President -     Class I
                                  Corporate Development,
                                  Secretary and Director


Jean R. Sperry            69      Vice President and Director    Class II

Allan R. Avery            36      Director                       Class III

J. Leslie Glick           56      Director                       Class I
--------------------

           (1) The Company's Certificate of Incorporation provides for three classes of directors. The term of each class is three years, except that the initial term of office of the Class I directors will expire at the Company's annual meeting of stockholders in 1997 and the initial term of office of the Class II directors will expire at the Company's annual meeting in 1998.

           Stephen F. Brandon has served as Chief Executive Officer, President and Chairman of the Board of the Company since its inception in 1991. He was elected Treasurer of the Company in October 1996. From 1988 to 1991, Mr. Brandon pursued entrepreneurial activities and served as Executive Vice President of Sales & Marketing at Lectus Associates, a pharmaceutical marketing firm created by him and two other associates. From 1970 to 1988, Mr. Brandon held numerous sales and sales management positions with Marion Laboratories, Inc. ("Marion"), a major United States pharmaceutical company.

           Thomas F. Reed has served as Executive Vice President-Corporate Development and a director of the Company since 1991. Mr. Reed was elected Secretary of the Company in October 1996. Prior to joining the Company, Mr. Reed had a 21-year career with Marion, where he held various management positions, including Director of Pharmaceutical Marketing, Company Vice President, and President of the International Products Division. In such capacities, Mr. Reed was responsible for overseeing the marketing of Marion's prescription products, managing the strategic development and market introduction of Marion's two most successful products (Cardizem (R) and Carafate (R)), and marketing, manufacturing, licensing and distribution operations.

           Jean R. Sperry has served as Vice President and a director of the Company since 1991. Mr. Sperry is responsible for developing marketing strategies, sales plans, and strategic alliances and devotes approximately 10% of his working time to the Company's business. For more than 30 years prior to joining the Company, Mr. Sperry served in various sales and marketing capacities with Marion, including National Sales Manager, Vice President of Sales and Senior Vice President of Marketing.

           Allan R. Avery has been a director of the Company since February 1996. Since 1990, Mr. Avery has served as the President and Chief Executive Officer of GEM Communications Inc., a health care communications company which he founded. From 1990 to 1991, Mr. Avery was Vice President of Client Services at PRO Communications, a pharmaceutical education project company. Prior thereto, Mr. Avery held various sales and marketing positions at Marion during a nine year career.

           J. Leslie Glick, Ph.D. has been a director of the Company since October 1996. Since 1992, Dr. Glick has been the Editor-in-Chief of Technology Management, a management journal. He has also been an adjunct professor of technology management in the Graduate School of Management & Technology at the University of Maryland University College since 1988. Additionally, from 1987 to 1993, Dr. Glick served as Chief Executive Officer, President and Chairman of the Board of Bionix Corporation, a biotechnology company. From 1977 to 1987, Dr. Glick served as President and Chief Executive Officer of Genex Corporation, a publicly-traded biotechnology company. Dr. Glick has also acted as a consultant to the Underwriter since June 1996.

           The Company has undertaken to have a designee of the Underwriter serve as a director of the Company for a period of three years. The Company has been advised by the Underwriter of its intention to designate Sherman A. Drusin to such position.

           Sherman A. Drusin has been the Director of Corporate Finance for the Underwriter since March 1995. In addition, he is President and Director of Preferred Benefit Plans, Inc., an estate planning company. Previously, he was Vice President for Corporate Finance for J. Gregory & Company, an investment banking firm. For 25 years prior to his work in the investment banking field, Mr. Drusin was Chief Executive Officer, President and a director of several computer software companies. He currently serves on the Board of Directors of In Time Systems International Inc., a publicly traded computer software and consulting company, Applewood's, Inc., a publicly traded distributor of beauty and body care products, the Sterling Foster Foundation, and the Make-A-Wish Foundation of Metro New York. Furthermore, he is an advisor to the Board of Directors of several publicly traded corporations.

           There are no family relationships between the executive officers and directors of the Company.

Executive Compensation
----------------------

           The following table provides summary information concerning cash and certain other compensation paid or accrued by the Company to, or on behalf of, Mr. Brandon, the Company's Chief Executive Officer, during the last three fiscal years. No executive officer of the Company had a combined salary and bonus in excess of $100,000 for any year during such period.

                                              Summary Compensation Table

                                      Annual Compensation Long-Term Compensation

                                                                        Awards             Payouts
                                                                 ----------------------    -------
                                                                 Restricted  Securities
Name and Principal                              Other Annual     Stock       Underlying    LTIP        All other
 Positions               Year   Salary  Bonus  Compensation(1)   Award(s)    Options       Payouts    Compensation
---------------          ----   ------  ------ ---------------   ----------  ----------    -------    ------------
Stephen F. Brandon       1995  $48,000    -        $12,000          -           -            -              -
   Chief Executive       1994   41,400    -         12,000          -           -            -              -
   Officer, President    1993    3,000    -         12,000          -           -            -              -
   and Chairman of the
   Board


(1) Represents annual club dues paid by the Company on behalf of Mr. Brandon.


           Each director of the Company is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors of the Company. The members of the Board of Directors intend to meet at least quarterly.

Employment Agreements
---------------------

           The Company intends to enter into an employment agreement with Mr. Brandon pursuant to which he shall serve as the Company's Chief Executive Officer, President and Chairman of the Board for a period of three years from the date of this Prospectus at a salary of $120,000 per annum.


           The Company intends to also enter into an employment agreement with Mr. Reed pursuant to which he shall serve as the Company's Executive Vice President-Corporate Development for a period of three years from the date of this Prospectus at a salary of $96,000 per annum.

           The employment agreements for Messrs. Brandon and Reed will each further provide for reimbursement of business expenses. Additionally, Mr. Brandon's employment agreement will provide for reimbursement of club dues not to exceed $15,000 on an annual basis. The employment agreements will also provide for the payment of full salary in the event of disability for three months and 50% of salary if such disability continues for the next three month period. The Company will have the right to terminate the employment agreements in the event disability continues for more than six consecutive months or for 150 business days in any nine month period. The employment agreements will contain a restrictive covenant precluding Messrs. Brandon and Reed, respectively, from competing with the Company during the term, and for a period of one year after the termination, of the employment agreement, without the Company's consent. Furthermore, the employment agreements will entitle Messrs. Brandon and Reed to participate in any health, compensatory or other plan or program adopted by the Company for the benefit of its executive employees.

Stock Options
-------------

  1996 Senior Executive Stock Option Plan

           In December, 1996, the Board of Directors of the Company adopted the 1996 Senior Executive Stock Option Plan (the "1996 Senior Executive Plan") which provides for the grant of options to a certain senior management group for the purchase of up to 405,000 Common Shares of the Company. The purpose of the 1996 Senior Executive Plan is to provide an incentive and reward for such senior management group to contribute substantially to the progress and success of the Company, to closely align the interests of such employees with the interests of the stockholders of the Company by linking benefits to performance and to retain the services of such employees. In furtherance of that purpose, the 1996 Senior Executive Plan provides for the grant to Messrs. Brandon, Reed, Sperry and Avery of options to purchase 283,500, 72,900, 24,300, and 24,300 Common Shares of the Company, respectively, at an exercise price of $5.00 per share (the "Senior Executive Plan Options"). The Senior Executive Plan Options shall terminate in December 2006 and vest in one-third increments in each of 1998, 1999, and 2000 following the issuance of audited financial statements for the prior year, provided the Company's cumulative pre-tax income from operations exceeds $300,000 (without giving effect to any deferred financing cost resulting from the issuance of 100,000 Common Shares to the Bridge Lender in the Company's Bridge Financing transaction), $3,000,000 and $7,500,000 for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999, respectively (the "Cumulative Goals"). In the event a particular Cumulative Goal is not reached through December 31 of any given year, the particular installment of such Senior Executive Plan Options will nevertheless vest in a future year if the Cumulative Goal for a succeeding year is met. Following the grant of the Senior Executive Plan Options described herein, no further Senior Executive Plan Options will be available under the 1996 Senior Executive Plan.

  1996 Stock Option Plan


           In February 1996, the Board of Directors of the Company adopted, and the stockholders of the Company approved the adoption of, the 1996 Stock Option Plan (the "1996 Option Plan") which provides for the grant of options for the purchase of up to 131,250 Common Shares of the Company. The purpose of the 1996 Option Plan is to advance the interests of the Company by providing additional incentive to, and to attract and retain, qualified competent employees, non-employee directors, consultants and advisors through the encouragement of stock ownership in the Company by such persons.

           In February 1996, pursuant to the 1996 Stock Plan, the Company granted to Messrs. Reed and Sperry options to purchase 12,500 and 75,000 Common Shares, respectively, at an exercise price of $1.50 per share. Messrs. Reed's and Sperry's options vest in February 1997 and expire in February 2006.

           In July 1996, pursuant to the 1996 Option Plan, the Company granted to each of Mr. Avery and Dr. Glick options to purchase 12,500 Common Shares at an exercise price of $1.50 per share. The options vest to the extent of 20% per year over a period of five years commencing in July 1997 and terminate in July 2006. Other than the options already granted as described herein, no further options will be granted under the 1996 Option Plan.

  1996 Non-Senior Executive Stock Option Plan

           In December 1996, the Company adopted and the stockholders approved the 1996 Non- Senior Executive Stock Option Plan (the "1996 Non-Senior Executive Plan") which provides for the grant of options to employees, non-employee directors, consultants and advisors of the Company, other than eligible optionees under the 1996 Senior Executive Plan, to purchase up to 150,000 Common Shares. The purpose of the 1996 Non-Senior Executive Plan is to provide an incentive and reward the eligible employees, non-employee directors, consultants and advisors to contribute to the progress and success of the Company, to closely align the interests of such eligible optionees with the interests of the stockholders of the Company by linking benefits to performance, to retain the services of such employees, non-employee directors, consultants and advisors, and to attract new employees, non-employee directors, consultants and advisors. No options have been granted under the 1996 Non-Senior Executive Plan as of the date of this Prospectus.

           No options were granted during the fiscal year ended December 31, 1995 to any executive officer of the Company. As of December 31, 1995, no options were held by any executive officer of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

           The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of the outstanding Common Shares of the Company by (i) any holder of more than 5% of the outstanding Common Shares; (ii) the Company's directors; and (iii) the directors and executive officers of the Company as a group; and (iv) the Selling
Stockholder:

                          Number of                                       Number of
                          Common                             Number of    Common
                          Shares                             Common       Shares
                          Beneficially     Percentage of     Shares       Beneficially      Percentage of
Name and Address of       Owned Prior      Class Prior to    Offered      Owned After       Class After
Beneficial Owner          to Offering      Offering          Hereby       Offering          Offering (1)
----------------          -----------      --------------    ---------    ------------      ------------
Stephen F. Brandon        731,500(2)(3)      66.4%               -0-      731,500(2)(3)        30.5%
200 North Oak
P.O. Box 449
Roanoke, Texas

Jean R. Sperry            122,500(3)(4)      10.4%               -0-      122,500(3)(4)         4.9%
200 North Oak
P.O. Box 449
Roanoke, Texas

Dominant Construction
  Corp.                   100,000             9.1%           100,000          -0-                --
523 Route 303
Orangeburg, New York

Thomas F. Reed             98,000(3)(5)       8.8%               -0-       98,000(3)(5)         4.1%
12704 Eaton Circle
Leawood, Kansas

Gerald L. Beckloff,
 M.D                       75,500             6.9%               -0-       75,500               3.1%
Commerce Plaza II,
  Suite 720
7400 West 110th Street
Overland Park, Kansas

Allan R. Avery             15,000(3)          1.4%               -0-       15,000(3)             *
40 Richards Avenue
Norwalk, Connecticut

J. Leslie Glick               -0-             -0-                -0-          -0-                --
10899 Deborah Drive
Potomac, Maryland

All Directors and
executive officers        967,000(2)(3)      81.3%               -0-      967,000(2)(3)        38.9%
as a group (five                 (4)(5)                                          (4)(5)
persons)..........


--------------------
 *   Less than 1%

(1) Does not give effect to the exercise of the Underwriter's Overallotment Option or the Underwriter's Warrant. See "Underwriting".

(2) Mr. Brandon's shares are pledged as security for the epayment of indebtedness. See "Principal and Selling Stockholders-Changes in Control".

(3) Does not include shares issuable upon the exercise of options granted under the 1996 Senior Executive Plan, the exercisability of which is subject to the attainment of certain performance goals. See "Management-Stock Options".

(4) Includes 75,000 share issuable upon the exercise of options which are exercisable within 60 days of the date hereof. See "Management-Stock Options".

(5) Includes 12,500 shares issuable upon the exercise of options which are exercisable within 60 days of the date hereof. See "Management-Stock Options".


           The Registration Statement, of which this Prospectus forms a part, also covers the resale of 100,000 Common Shares issued to a Bridge Lender (the "Selling Stockholder") by the Company in connection with the Bridge Financing completed in December 1996. See "Bridge Financing".

           The Company will not receive any of the proceeds from the resale of the Common Shares by the Selling Stockholder. The Common Shares held by the Selling Stockholder may be resold at any time following the date of this Prospectus, subject to an agreement between the selling stockholder and the Underwriter restricting the transfer of the Common Shares for a period of two years without the Underwriter's consent. The sale of such Common Shares or the potential of such sales at any time may have an adverse effect on the market prices of the Common Shares offered hereby. See "Risk Factors-Shares Eligible For Future Sale May Adversely Affect the Market".

           The Common Shares offered may be sold from time to time directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer such Common Shares through underwriters, dealers, or agents. The distribution of Common Shares by the Selling Stockholder may be effected in one or more transactions that may take place on the over-the-counter market, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of such shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales of Common Shares. The Common Shares offered by the Selling Stockholder may be sold by one or more of the following methods, without limitation: (i) a block trade in which a broker or dealer so engaged will attempt to sell the Common Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) ordinary brokerage transactions in which the broker solicits purchasers; and (iv) face-to-face transactions between seller and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholder may arrange for other brokers or dealers to participate . The Selling Stockholder, and intermediaries through whom such Common Shares are sold, under certain circumstances, may be deemed "underwriters" within the meaning of the Act with respect to the Common Shares offered, and any profits realized or commissions received may be deemed underwriting compensation.

           At the time a particular offer of Common Shares is made by or on behalf of the Selling Stockholder, to the extent required, a Prospectus Supplement will be prepared which will set forth the number of Common Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for

Common Shares purchased from the Selling Stockholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

Changes in Control
------------------

           Mr. Brandon has pledged to the First National Bank of Grapevine, Grapevine, Texas (the "Lender") and the United States Small Business Administration (the "SBA") all of his 731,500 Common Shares of the Company, representing approximately 66% of the Common Shares outstanding prior to the Offering and 30% of the Common Shares after the Offering (assuming the Underwriter's Overallotment Option is not exercised). Such pledge was made in furtherance of a loan by the Lender in the original principal amount of $250,000 to the Company and a guaranty of the loan by the SBA. In the event of a default under the loan (the principal amount of which as of September 30, 1996 was $113,000), the Lender and the SBA have the right to foreclose on the Common Shares which could result in, among other things, the Lender and the SBA obtaining voting control over a significant portion of the outstanding Common Shares of the Company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           The Company is obligated to repay to Mr. Brandon a loan in the outstanding principal amount of $295,487 (the "Brandon Loan"). The Brandon Loan accrues interest at the rate of 10% per annum, payable monthly, and is payable on January 11, 1998. The Brandon Loan, originally in the principal amount of $500,000, was made on January 11, 1991 and the term has been renewed for successive one year terms each year since January 1992. The Company intends to prepay the remaining principal balance out of the proceeds of this Offering. See "Use of Proceeds."

                            DESCRIPTION OF SECURITIES

Common Shares
-------------

           The Company is authorized to issue up to 15,000,000 Common Shares, par value $.01 per share, of which 1,101,500 shares are issued and outstanding as of the date of this Prospectus. All of the issued and outstanding Common Shares are validly issued, fully paid and non-assessable.

           Holders of the Common Shares of the Company are entitled to share equally on a per share basis in such dividends as may be declared by the Board of Directors out of funds legally available therefor. There are presently no plans to pay dividends with respect to the Common Shares. See "Dividend Policy." Upon liquidation, dissolution or winding up of the Company, after payment of creditors and the holders of any senior securities of the Company, including Preferred Shares, if any, the assets of the Company will be divided pro rata on a per share basis among the holders of the Common Shares. The Common Shares are not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the

Common Shares, and the Common Shares are not subject to call. The holders of the Common Shares do not have any preemptive or other subscription rights.

           Holders of the Common Shares are entitled to cast one vote for each share held at all stockholders' meetings, including the annual meeting for the election of directors. The Common Shares do not have cumulative voting rights.

           The Company has agreed with the Underwriter that it will not issue any Common Shares (other than pursuant to outstanding options and warrants, the Underwriter's Warrant, or grants under the 1996 Non-Senior Executive Plan) for a period of three years from the date of the Prospectus without the prior written consent of the Underwriter. See "Underwriting".

Preferred Shares
----------------

           The Company's Certificate of Incorporation authorizes 2,000,000 "blank check" Preferred Shares, par value $.01 per share, whereby the Board of Directors of the Company shall have the authority, without further action by the holders of the outstanding Common Shares, to issue Preferred Shares from time to time in one or more series, to fix the number of shares constituting any series and the stated value thereof, if different from the par value, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such series. As of the date of this Prospectus, there are no Preferred Shares issued and outstanding, and the Company has no plans to issue any Preferred Shares. The Company has agreed with the Underwriter that it will not issue any Preferred Shares for a period of three years from the date of this Prospectus without the prior written consent of the Underwriter. See "Underwriting".

Delaware Anti-Takeover Law
--------------------------

           The Company is governed by the provisions of Section 203 of the General Corporation Law of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a Delaware public corporation from engaging in a 'business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless it is approved in a prescribed manner. As a result of
Section 203, potential acquirors of the Company may be discouraged from attempting to effect acquisition transactions with the Company, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

Limitation on Liability of Directors; Indemnification
-----------------------------------------------------

           Article X of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

           Additionally, the Company has included in its Certificate of Incorporation and its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law. The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company's by-laws or any agreement, or by vote of stockholders, or otherwise.

           The effect of the foregoing is to require the Company, to the extent permitted by law, to indemnify the directors, officers, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

           In connection with the Offering, the Underwriter has agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the registration statement, the Prospectus, or any such amendment or supplement thereto.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

           The Company intends to obtain liability insurance coverage for its officers and directors in the amount of $1,000,000 per person.

Transfer Agent
--------------

        The transfer agent for the Company's Common Shares is _________.

                                  UNDERWRITING

General
-------

           Subject to the terms and conditions of the Underwriting Agreement, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, the Underwriter has agreed to purchase the 1,300,000 Common Shares offered hereby from the Company on a "firm commitment" basis, if any are purchased. The Underwriter has advised the Company that it proposes to offer the Common Shares to the public at a price of $5.00 per Common Share, as set forth on the cover page of this Prospectus, and that it may allow to certain dealers who are NASD members concessions not to exceed $____ per Common Share, of which an amount not in excess of $___ per Common Share may be reallowed to other dealers who are members of the NASD. After the Offering, the public offering price, concession and reallowance may be changed by the Underwriter.

           The Company has granted an Overallotment Option to the Underwriter, exercisable during the 45 day period from the date of this Prospectus, to purchase up to a maximum of 195,000 additional Common Shares at the Offering price, less the underwriting discount, to cover overallotments, if any.

           The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriter against certain liabilities in connection with the Registration Statement, including liabilities arising under the Act. Insofar as indemnification for liabilities arising under the Act may be provided to officers, directors or persons controlling the Company, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy and is therefore unenforceable.

           The Company has agreed to pay to the Underwriter a non-accountable expense allowance of equal to 3% of the aggregate Offering price of the Common Shares offered hereby, including any Common Shares purchased pursuant to the Overallotment Option.

           The Company has agreed to sell to the Underwriter, or its designees, for an aggregate purchase price of $100, a warrant (the "Underwriter's Warrant") to purchase 130,000 Common Shares. The Underwriter's Warrant shall be exercisable during a three year period commencing one year from the Effective Date. Any profits realized upon the sale of the Common Shares issuable upon exercise of the Underwriter's Warrant may be deemed to be additional underwriting compensation. The exercise price of the Common Shares issuable upon exercise of the Underwriter's Warrant shall be $6.00 per share (120% of the initial public offering price of the Common Shares). The exercise price of the Underwriter's Warrant and the number of Common Shares covered thereby are subject to adjustment in certain events to prevent dilution. For the life of the Underwriter's Warrant, the holders thereof are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Company's Common Shares with a resulting dilution in the interest of other stockholders. The Company may find it more difficult to raise capital for its business if the need should arise while the Underwriter's Warrant is outstanding. At any time when the holders of the Underwriter's Warrant might be expected to exercise it, the Company would probably be able to obtain additional capital on more favorable terms. The Company has granted the Underwriter certain "demand" and "piggyback" registration rights with respect to the Underwriter's Warrant and the underlying Common Shares.

           Upon the closing of the sale of the Common Shares offered hereby, the Company will enter into a three year financial advisory and investment banking agreement with the Underwriter, pursuant to which the Company will be obligated to pay the Underwriter $100,000 in advance for financial and investment advisory services to the Company.

           The Company has granted the Underwriter a right of first refusal to underwrite or place any public or private offering of securities by the Company for a period of three years following the date of this Prospectus, on the same terms that are offered to the Company by a third party. Additionally, for a period of three years following the date of this Prospectus, the Underwriter has been granted the right to purchase from any officer, director or holder of 5% or more of the Company's Common Shares, or any of their respective affiliates (collectively, the "Insiders"), for its account, or to sell for the account of any of such Insiders, any of the Company's securities which the Insiders propose to sell pursuant to Rule 144 promulgated under the Act, on terms at least as favorable as the Insiders can secure elsewhere.

           The Company has also agreed to have a designee of the Underwriter serve as a director of the Company, or as an observer of the Board of Directors, for a period of three years following the date of this Prospectus. See "Management".

           The Insiders and the Selling Stockholder have agreed that they will not transfer any of their Common Shares for a period of two years following the date of this Prospectus without the prior consent of the Underwriter. In addition, all other persons who are holders of the Company's Common Shares immediately prior to the date of this Prospectus have agreed that they will not transfer their Common Shares for a period of six months following the date of this Prospectus, without obtaining the prior consent of the Underwriter.

           The Company has agreed not to issue any securities for a period of three years from the date of this Prospectus, without prior written consent of the Underwriter (not to be unreasonably withheld), subject to certain exceptions. See "Description of Securities".

           The Underwriter, a registered broker-dealer, purchases and sells securities on behalf of its customers. The Underwriter also engages in investment banking activities and provides companies with financial advisory services.

           The foregoing is a summary of certain provisions of the Underwriting Agreement and Underwriter's Warrant which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

Determination of Public Offering Price
--------------------------------------

           Prior to this Offering, there has been no public market for the Common Shares. The initial public offering price for the Common Shares has been determined by negotiations between the Company and the Underwriter. Among the factors considered in the negotiations were an analysis of the areas of activity in which the Company is engaged, the present state of the Company's business, the Company's financial condition, the Company's prospects, an assessment of management, the general condition of the securities market at the time of this Offering and the demand for similar securities of comparable companies. The public offering price of the Shares does not necessarily bear any relationship to assets, earnings, book value or other criteria of value applicable to the Company. See "Risk Factors - Arbitrary Offering Price; Possible Volatility of Stock Price".

           The Company anticipates that the Common Shares will be listed for quotation on The Nasdaq SmallCap Market under the symbol ["NICH"], but there can be no assurance that an active trading market will develop, even if the securities are accepted for quotation. The Underwriter intends to make a market in the Common Shares of the Company. See "Risk Factors - NASD Complaint Against Underwriter and Others Alleging Violations of Exchange Act and NASD Rules of Fair Practice" and "Risk Factors - Private Investigation Concerning Trading in Securities of Issuer Underwritten by Underwriter".

                                  LEGAL MATTERS

           The validity of the securities being offered hereby will be passed upon for the Company by Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554. Certilman Balin Adler & Hyman, LLP has served, and continues to serve, as counsel to the Underwriter in matters unrelated to this Offering. Certain legal matters will be passed upon for the Underwriter by Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022.

                                     EXPERTS

           The financial statements of the Company as of December 31, 1995 and for the years ended December 31, 1995 and 1994 included in this Prospectus have been audited by Moore Stephens, P.C., 331 Madison Avenue, New York, New York 10017, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

           This Prospectus constitutes part of a Registration Statement on Form SB-2 filed by the Company with the Commission under the Act and omits certain information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to its exhibits for further information with respect to the Company and the Common Shares offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

           The Registration Statement, including the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, Washington, D.C. 20549, and at the offices of the Commission located at 7 World Trade Center, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, Washington, D.C. 20549 at prescribed rates. Furthermore, the Commission maintains a Web site that will contain reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.


                                    GLOSSARY

           As used in this Prospectus, the terms set forth have the following meanings:

amino glycosides - bactericidal antibiotics used primarily in the treatment of gram negative infections.

aspartame - an artificial sweetener (a compound formed from two amino acids, phenylalanine and aspartate, and methanol).

bioavailability - an absolute term that indicates measurement of both the rate and total amount (extent) of supplement or nutrient that reaches the general circulation from an administered dosage form.

cellulose - a fibrous form of polysaccharide constituting the supporting framework of plant.

co-morbid - joint factor related to disease.

cofactor - the substance that activates an enzyme.

dentition - the process and time of teething.

distal - farthest point of the medical line when referencing the anatomy of a living organism..

diverticulosis - inflammation in the intestinal tract.

elemental magnesium - the absolute amount of the mineral magnesium contained in the salt presentation (e.g. the amount of magnesium cation in magnesium L-lactate dihydrate).

enteral - within or by way of the intestine.

enteric - pertaining to the intestinal tract.

enzymatic reaction - a catalytic reaction produced by living cells.

epidemiological - pertaining to the study of infectious disease.

ethical pharmaceutical - refers to pharmaceuticals that are dependent on healthcare professionals' recommendation or prescription for use.

glycemic- condition of sugar or glucose in the blood.

guar - a legume.

gum - any resinlike substance given off by plants.

hemicellulose - a polysaccharide that is intermediate in complexity between sugar and cellulose.

intracellular cation - magnesium, potassium, calcium and sodium are the four major cations or positively charged ions in fluids. Their relative concentrations determine the integrity of the cell membrane and the electrical potential of tissues. All of the cations work together to maintain proper cell function.

lignin - a polymer that functions as a natural binder and support for the cellulose fiber of woody plants.

lipid - fats that are insoluble in water.

magnesium L-lactate dihydrate- a highly soluble magnesium salt containing 10% elemental magnesium by weight (e.g. 850 milligrams of magnesium L-lactate dihydrate contains 84 milligrams of elemental magnesium).

metabolic electrolyte - electrically conducting ions, i.e. negatively or positively charged atoms, that are associated with the chemical process of maintaining life.

myocardial infarction - development of an area of necrotic tissue in the heart.

naso-gastric -  the area between the nasal cavity and the stomach.

nutraceutical - pertaining to nutritional supplements.

pectin - a plant carbohydrate that forms a gelatinous mass.

pentogens - any one of a group of complex carbohydrates found with cellulose in many woody plants and yielding pentoses, i.e. five-carbon sugars, upon hydrolysis.

pharmaceutical - an oral, injectable, liquid, or topical dosage form of a chemical entity dispensed by healthcare professionals.

pharmacologic - the activity of a supplement or nutrient which will produce a physiologic or qualitavely different effect in a living organism.

physiologic - the dose of a naturally occurring agent, within the range of concentrations or potencies that would occur naturally, capable of affecting the activity, functions, and/or processes of a living organism.

polysaccharide - a carbohydrate consisting of a polymer of simple sugars, which, as a dietary or nutritional supplement, is capable of affecting the activities, functions, and/or processes of a living organism.

prophylaxis - the preventive treatment of disease.

renal - pertaining to, or in the region of, the kidneys.

serum - the liquid portion of whole blood.

ventricular arrhythmias - an irregularity of the heart's action affecting one of the lower chambers of the heart, which propel blood into the arteries.

                           NICHE PHARMACEUTICALS, INC.

                            AS OF DECEMBER 31, 1995.

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


INDEX
--------------------------------------------------------------------------------




                                                                    Page to Page

Independent Auditor's Report....................................... F-1....

Balance Sheets as of September 30, 1996
[Unaudited] and December 31, 1995.................................. F-2....  F-3

Statements of Operations for the nine
months ended September 30, 1996 and 1995
[Unaudited] and for the years ended
December 31, 1995 and 1994......................................... F-4....

Statements of  Stockholders'  [Deficit]
for the nine months ended September 30,
1996 [Unaudited] and for the years ended
December 31, 1995 and 1994......................................... F-5....

Statements of Cash Flows for the nine
months ended September 30, 1996 and 1995
[Unaudited] and for the years ended
December 31, 1995 and 1994......................................... F-6....  F-7

Notes to Financial Statements...................................... F-8.... F-17




                          . . . . . . . . . . . . . . .

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Niche Pharmaceuticals, Inc.
   Roanoke, Texas


                  We have audited the accompanying balance sheet of Niche Pharmaceuticals, Inc. as of December 31, 1995, and the related statements of operations, stockholders' [deficit], and cash flows for each of the two years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Niche Pharmaceuticals, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                  The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements and as discussed in Note 3 to the financial statements, the Company has suffered recurring losses since its inception in 1991; has an accumulated deficit at December 31, 1995 of $617,961; and has a working capital deficit of $67,504. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                   /s/ Moore Stephens, P.C.
                                   MOORE STEPHENS, P.C.
                                   Certified Public Accountants.

New York, New York
November 15, 1996

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


BALANCE SHEETS
--------------------------------------------------------------------------------


                                            September 30,        December 31,
                                               1 9 9 6              1 9 9 5
                                             [Unaudited]

Assets:
Current Assets:
   Cash                                    $        21,237     $       156,772
   Accounts Receivable                             217,188              84,656
   Inventory                                        56,729             105,401
                                           ---------------     ---------------

   Total Current Assets                            295,154             346,829
                                           ---------------     ---------------

Property and Equipment - Net                        13,724              20,173
                                           ---------------     ---------------

Other Assets:
   Intangible Assets - Net                       1,059,740           1,140,166
   Miscellaneous Receivable and Deposit              1,027               6,028
   Deferred Offering Costs                          47,364                  --
                                           ---------------     ---------------

   Total Other Assets                            1,108,131           1,146,194
                                           ---------------     ---------------

   Total Assets                            $     1,417,009     $     1,513,196
                                           ===============     ===============


Substantially all assets are pledged.

The Accompanying Notes are an Integral Part of These Financial Statements.

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


BALANCE SHEETS
--------------------------------------------------------------------------------


                                                         September 30,        December 31,
                                                            1 9 9 6              1 9 9 5
                                                          [Unaudited]

Liabilities and Stockholders' [Deficit]:
Current Liabilities:
   Accounts Payable and Accrued Expenses               $       121,150     $        73,952
   Note Payable - Bank                                         300,000             300,000
   Current Portion of Long-Term Debt                            42,952              40,381
   Notes Payable - Product Acquisition and Financing           200,000                  --
                                                       ---------------     ---------------

   Total Current Liabilities                                   664,102             414,333
                                                       ---------------     ---------------

Long-Term Liabilities:
   Long-Term Debt - Less Current Maturities                     70,873             103,679
   Note Payable - Product Acquisition and Financing            931,584           1,046,780
   Notes Payable - Stockholders                                407,987             465,365
                                                       ---------------     ---------------

   Total Long-Term Liabilities                               1,410,444           1,615,824
                                                       ---------------     ---------------

Commitments and Contingencies [14]                                   --                  --
                                                       ---------------     ---------------

Stockholders' [Deficit]:
   Preferred Stock, $.01 Par Value, 2,000,000 Shares
     Authorized, No Shares Issued and Outstanding                   --                  --

   Common Stock, $.00105 Par Value, 15,000,000 Shares
     Authorized, 1,001,500 and 1,000,000 Shares Issued
     and Outstanding in 1996 and 1995, Respectively              1,052               1,050

   Additional Paid-in Capital                                   99,960              99,950

   Accumulated [Deficit]                                      (758,549)           (617,961)
                                                       ---------------     ---------------

   Total Stockholders' [Deficit]                              (657,537)           (516,961)
                                                       ---------------     ---------------

   Total Liabilities and Stockholders' [Deficit]       $     1,417,009     $     1,513,196
                                                       ===============     ===============





The Accompanying Notes are an Integral Part of These Financial Statements.

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

                                        Nine months ended                          Years ended
                                           September 30,                           December 31,
                                    1 9 9 6             1 9 9 5             1 9 9 5              1 9 9 4
                                    -------             -------             -------              -------
                                  [Unaudited]         [Unaudited]

Sales - Net                     $       906,744    $        389,700    $       606,268     $       415,330

Cost of Sales                           342,362              86,113            183,146             135,472
                                ---------------    ----------------    ---------------     ---------------

   Gross Profit                         564,382             303,587            423,122             279,858

Selling, General and
   Administrative Expenses              563,612             211,682            334,941             275,350
                                ---------------    ----------------    ---------------     ---------------

   Income from Operations                   770              91,905             88,181               4,508
                                ---------------    ----------------    ---------------     ---------------

Other [Expense] Income:
   Interest Expense                    (144,042)            (55,056)           (91,800)            (67,274)
   Interest Income                        2,684                 918              2,616                 426
                                ---------------    ----------------    ---------------     ---------------

   Other [Expense]                     (141,358)            (54,138)           (89,184)            (66,848)
                                ---------------    ----------------    ---------------     ---------------

   Net [Loss] Income            $      (140,588)   $         37,767    $        (1,003)    $       (62,340)
                                ===============    ================    ===============     ===============

   Net [Loss] Income Per
    Share                       $          (.13)   $            .03    $            --     $          (.06)
                                ===============    ================    ===============     ===============

   Weighted Average Number
     of Shares                        1,101,500           1,101,500          1,101,500           1,101,500
                                ===============    ================    ===============     ===============



The Accompanying Notes are an Integral Part of These Financial Statements.

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF STOCKHOLDERS' [DEFICIT]
--------------------------------------------------------------------------------





                                            Common Stock              Additional                             Total
                                    Number of         Par Value         Paid-in          Accumulated      Stockholders'
                                     Shares           [$.00105]         Capital           [Deficit]         [Deficit]
                                     ------                             -------            -------           -------

Balance - January 1,
   1994                                 950,000   $          998   $             2    $     (554,618)    $     (553,618)

   Stock Issuance                        27,500               28            54,972                --             55,000

   Net [Loss]                                --               --                --           (62,340)           (62,340)
                                ---------------   --------------   ---------------    --------------     --------------

Balance - December 31,
   1994                                 977,500            1,026            54,974          (616,958)          (560,958)

   Stock Issuance                        22,500               24            44,976                --             45,000

   Net [Loss]                                --               --                --            (1,003)            (1,003)
                                ---------------   --------------   ---------------    --------------     --------------

Balance - December 31,
   1995                               1,000,000            1,050            99,950          (617,961)          (516,961)

   Stock Issuance                         1,500                2                10                --                 12

   Net [Loss]                                --               --                --          (140,588)          (140,588)
                                ---------------   --------------   ---------------    --------------     --------------

Balance - September 30,
   1996 [Unaudited]                   1,001,500   $        1,052   $        99,960    $     (758,549)    $     (657,537)
                                ===============   ==============   ===============    ==============     ==============



The Accompanying Notes are an Integral Part of These Financial Statements.

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                       Nine months ended                          Years ended
                                                          September 30,                           December 31,
                                                   1 9 9 6             1 9 9 5             1 9 9 5              1 9 9 4
                                                   -------             -------             -------              -------
                                                 [Unaudited]         [Unaudited]
Operating Activities:
   Net [Loss] Income                           $      (140,588)   $         37,767    $        (1,003)    $       (62,340)
                                               ---------------    ----------------    ---------------     ---------------
   Adjustments to Reconcile Net [Loss]
     Income to Net Cash [Used for]
     Provided by Operating Activities:
     Depreciation and Amortization                      88,044              25,081             51,626              33,997
     Amortization of Imputed Interest
       Discount                                         84,804                  --             18,845                  --

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Accounts Receivable                            (132,532)            (16,315)           (61,139)              2,119
       Inventory                                        48,673              (3,158)           (94,514)             17,162
       Other Assets                                      5,000              (5,000)            (5,488)                463

     Increase [Decrease] in:
       Accounts Payable and Accrued
         Expenses                                       47,198             (28,995)             2,516             (34,656)
                                               ---------------    ----------------    ---------------     ---------------

     Total Adjustments                                 141,187             (28,387)           (88,154)             19,085
                                               ---------------    ----------------    ---------------     ---------------

   Net Cash - Operating Activities                         559               9,380            (89,157)            (43,255)
                                               ---------------    ----------------    ---------------     ---------------

Investing Activities:
   Purchases of Property and
     Equipment                                          (1,169)             (7,480)           (14,745)               (407)
   Payment for Purchases of Intangible
     Assets                                                 --                  --            (59,469)                 --
                                               ---------------    ----------------    ---------------     ---------------

   Net Cash - Investing Activities                      (1,169)             (7,480)           (74,214)               (407)
                                               ---------------    ----------------    ---------------     ---------------

Financing Activities:
   Principal Payments on Long-Term
     Debt                                              (30,235)            (30,138)           (35,381)            (33,720)
   Principal Payments on Notes Payable -
     Stockholders                                      (57,378)             (2,300)           (33,974)                 --
   Proceeds of Note Payable - Bank                          --                  --            300,000                  --
   Proceeds from the Issuance of
     Capital Stock                                          12              45,000             45,000              55,000
   [Repayment] Proceeds of
     Stockholders' Loans                                    --             (14,300)           (14,300)             14,300
   Payment for Deferred Offering Costs                 (47,364)                 --                 --               --
                                                    -----------             ------             -------             ----

   Net Cash - Financing Activities                    (134,965)             (1,738)           261,345              35,580
                                               ---------------    ----------------    ---------------     ---------------

   Net [Decrease] Increase in Cash                    (135,535)                162             97,974              (8,082)

Cash - Beginning of Periods                            156,772              58,798             58,798              66,880
                                               ---------------    ----------------    ---------------     ---------------

   Cash - End of Periods                       $        21,237    $         58,960    $       156,772     $        58,798
                                               ===============    ================    ===============     ===============

The Accompanying Notes are an Integral Part of These Financial Statements.

NICHE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


                                                       Nine months ended              Years ended
                                                          September 30,               December 31,
                                                   1 9 9 6         1 9 9 5      1 9 9 5       1 9 9 4
                                                   -------         -------      -------       -------
                                                 [Unaudited]    [Unaudited]
Supplemental Disclosures of Cash Flow Information:
   Cash paid during the periods for:
     Interest                                    $    65,838    $   55,548      $96,046       $76,769

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
   The Company purchased the rights, title and interest in a pharmaceutical product [See Note 4]. In connection with the purchase, the Company paid $200,000 during 1995 and assumed an obligation discounted to its net present value at the date of acquisition of $1,227,935 [net of discount of $472,065]. The $200,000 paid at closing was used to purchase inventory and a portion of intangible assets.





The Accompanying Notes are an Integral Part of These Financial Statements.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------


[1] Principles of Organization and Business

Niche Pharmaceuticals, Inc., a Delaware corporation [the "Company"], was incorporated pursuant to the laws of the State of Delaware on October 14, 1996. The Company is the successor to Niche Pharmaceuticals, Inc., a Texas corporation ["Niche Pharmaceuticals - Texas"] which was incorporated pursuant to the laws of the State of Texas in 1991. The Company was organized to enable Niche Pharmaceuticals - Texas to merge with and into the Company in November 1996 in order to effectuate a reincorporation in the State of Delaware. Pursuant to the terms of the merger, the Company effectuated a 1.25 to 1 stock split of all shares of common stock on the date of merger. These financial statements have been prepared giving retroactive effect to the merger.

The Company manufactures, through contract manufacturers, markets and distributes non-prescription and nutraceutical dietary supplement products. The pharmaceutical and nutraceutical industry is characterized by extensive research efforts, rapid technological progress and intense competition. There are many public and private companies, engaged in developing and marketing pharmaceuticals and nutraceuticals, that represent significant competition to the Company.

[2] Summary of Significant Accounting Policies

[A] Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

[B] Economic Dependency - The Company has an exclusive agreement with a pharmaceutical manufacturer and distributor for the manufacture and packaging of one of its products. The initial term of the such agreement expires in July 1997 and is automatically renewable for successive two year terms, unless written notice of termination is given by either party at least one year prior to the expiration of the initial or a successive term. Neither party has given any notice of termination. Accordingly, the expiration date of this agreement has been extended to July 1999. The terms of this agreement provide that, in the event of early termination by such manufacturer and distributor, such manufacturer and distributor will, at the Company's request, provide the Company with a supply of up to the total amount of product purchased by the Company in the previous year. If the relationship with such manufacturer and distributor were to cease, the Company believes, but cannot assure, that it will be able to engage an alternative manufacturer on comparable terms to such agreement to manufacture such product at comparable levels.

The Company's other product is being manufactured by another manufacturer and distributor, pursuant to an agreement which expires on December 31, 1996. Pursuant to such agreement, the manufacturer and distributor is obligated to manufacture this product in sufficient quantity to meet the Company's projected sales needs, which the Company estimates to be approximately $1,000,000, for 1997. During the fourth quarter of 1996 or the first quarter of 1997, the Company expects to engage another third party contractor to manufacture this product. The Company is currently investigating such manufacturing options and believes, but cannot assure, that there will be no difficulty engaging another contract manufacturer.

The Company earned a substantial portion of its revenues from four customers during each of the years ended December 31, 1995 and 1994. Revenues from these customers were approximately 25%, 16%, 13% and 13% of operating revenues, exclusive of amounts received in settlement with a supplier [See Note 14] in 1995 and 22%, 16%, 11% and 10% of operating revenues in 1994. Amounts included in accounts receivable from these customers were $13,118, $5,198, $5,045 and $7,417 at December 31, 1995. The loss of any one of these customers may have a substantial adverse effect on the Company.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #2
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------



[2] Summary of Significant Accounting Policies [Continued]

[C] Concentration of Credit Risk - The Company extends credit to its customers which results in accounts receivable arising from its normal business activities. The Company does not require collateral from its customers, but routinely assesses the financial strength of the customers and, based upon factors surrounding the credit risk of the customers, believes that its receivable credit risk exposure is limited. Such estimate of the financial strength of the customers may be subject to change in the near term.

[D] Inventories - Inventories, which consist solely of finished products, are stated at the lower of cost or market. Cost is determined on the first-in, first-out [FIFO] method.

[E] Property and Equipment - Property and equipment are recorded at cost. Expenditures for normal repairs and maintenance are charged to earnings as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and the resulting gains or losses are included in operations. Depreciation and amortization are recorded using the straight-line method over the shorter of the estimated lives of the related asset or the remaining lease term. Estimated useful lives are as follows:

Office Equipment                               5 - 7 Years
Computer Equipment                                 5 Years
Furniture and Fixtures                         5 - 7 Years
Leasehold Improvements                             5 Years

[F] Intangibles - Intangibles include contract rights, trademarks, patents, educational materials, clinical data, covenants-not-to compete and organization costs. Amortization of intangibles is being recognized on the straight-line method based upon the economic lives of the assets. The Company continually reevaluates the carrying values of these assets, by reviewing the estimated useful lives to determine whether current events and circumstances warrant adjustments to the carrying value and estimates of useful lives. At this time, the Company believes that no significant impairment of these assets has occurred and that no reduction of the estimated useful lives is warranted. Estimated useful lives are as follows:

Contract Rights                                   15 Years
Trademarks                                     10-15 Years
Patent                                            17 Years
Educational Materials, Clinical Data and
   Covenant-not-to Compete                         7 Years
Organization Costs                                 5 Years

[G] Deferred Offering Costs - These costs represent legal and accounting fees in connection with the proposed public offering of the Companies common stock. These costs will be charged to additional paid-in capital upon completion of the proposed public offering. If the offering is not completed, these costs will be expensed.

[H] Earnings Per Share - Earnings per share are based on 1,101,500 shares issued for all periods presented including the 100,000 shares in the bridge financing [See Note 16A]. Shares or equivalents issued within a one year period prior to the initial filing of the initial public offering of the registration statement are treated as outstanding for all periods presented.

[I] Advertising and Marketing - Advertising and marketing expense, primarily comprised of print media distributed to current and potential customers, is expensed as incurred. Advertising and marketing expense amounted to $40,397 and $48,206 for the years ended December 31, 1995 and 1994, respectively.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #3
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------

[2] Summary of Significant Accounting Policies [Continued]

[J] Stock Options and Similar Equity Instruments Issued to Employees - The Company uses the intrinsic value method to recognize compensation expense related to stock options and similar equity instruments issued to employees, which is based on the difference between the fair market value of the common stock and the exercise price at the grant date.

[K] Cash and Cash Equivalents - The Company considers all highly liquid invest-ments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents at December 31, 1995.

[3] Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles which contemplates continuation of the Company as a going concern, and the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of December 31, 1995, the Company had an accumulated deficit of $617,961 and a working capital deficit of $67,504.

The ability of the Company to continue as a going concern is dependent upon the success of the Company's marketing efforts and its ability to obtain sufficient funding to continue operations. The Company has been funded through December 31, 1995 by loans from its principal stockholders, and through third party debt which has been guaranteed by various stockholders and by the sale of stock [See Notes 7, 8 and 9]. The ability of the Company to effect its transition, ultimately, to profitable operations is dependent upon obtaining adequate financing through a private placement or initial public offering and achieving an increase in revenues. The Company has acquired a product that has proven market acceptance and management plans to increase revenues by substantially increasing its marketing activities both in and outside the United States. Management believes that these plans can be effectively implemented in the next twelve months. There can be no assurance that management will be successful in these endeavors. The Company's ability to continue as a going concern is dependent on the implementation and success of these plans. The financial statements do not include any adjustments in the event the Company is unable to continue as a going concern [See Notes 16A and 16B].

[4] Product Acquisition and Financing

On October 17, 1995, pursuant to an agreement between a pharmaceutical manufacturer and the Company, the Company purchased all rights, title and interest to a product manufactured by such pharmaceutical manufacturer. Such agreement requires the Company to pay the greater of $1,700,000 [$200,000 was paid at the date of acquisition] or 20% of the annual product sales payable over a five year installment period with a maximum payment of $3,000,000. Such installment plan did not include a stated rate of interest, therefore, the payments were discounted to a net present value of $1,227,935 using an imputed interest rate of 11% which resulted in a discount of $472,065 that will be amortized over the life of the agreement using the effective interest method. The note is guaranteed by the principal stockholder of the Company.

The following is a summary of the minimum payments required to be made March 31 of each year indicated below under this agreement as of December 31, 1995:

Years Ending                             Minimum Payment Due
December 31,
   1997                                   $      200,000
   1998                                          250,000
   1999                                          300,000
   2000                                          350,000
   2001                                          400,000
                                          --------------

   Total                                       1,500,000
   Less: Unamortized Discounts                   453,220

     Net Present Value Due                $    1,046,780
     ---------------------                ==============

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #4
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------



[4] Product Acquisition [Continued]

The cost of this product was allocated to the following assets:

   Asset                               Amount

Inventory                           $      140,531
Trademark                                  300,000
Educational Materials                       50,000
Clinical Data                              200,000
Covenant-not-to Compete                    100,000
Contract Rights                            437,404
                                    --------------

   Total                            $    1,227,935
   -----                            ==============

Interest expense from discount amortization amounted to $18,845 for the year ended December 31, 1995.

[5] Property and Equipment

Property and equipment consist of the following at December 31, 1995:

Furniture and Fixtures              $       21,289
Machinery and Equipment                     19,283
Leasehold Improvements                       7,527
                                    --------------

Total                                       48,099
Less:  Accumulated Depreciation             27,926

   Total                            $       20,173
   -----                            ==============

Depreciation expense for the years ended December 31, 1995 and 1994 amounted to $5,250 and $4,148, respectively.

[6] Intangibles

Intangibles consist of the following at December 31, 1995:

                                     Original Cost

Contract Rights                     $      442,404
Organizational Costs                       122,039
Patents                                     84,000
Trademarks                                 303,000
Educational Material                        50,000
Clinical Data                              200,000
Covenant-not-to Compete                    100,000
                                    --------------

Total                                    1,301,443
Less:  Accumulated Amortization           (161,277)

   Total                            $    1,140,166
   -----                            ==============

Amortization expense for the years ended December 31, 1995 and 1994 amounted to $46,376 and $29,849, respectively.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #5
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------


[7] Long-Term Debt

Long-term debt consists of a note payable to a bank, in the original principal amount of $250,000 payable with interest currently calculated at the prime rate plus 2.25% [10.75% at December 31, 1995]. Such interest rate is adjusted annually. The amount due is payable in monthly installments of approximately $4,400 including principal and interest through April 1999. The note is collateralized by the Company's accounts receivable, inventory, working capital, intangibles and the common shares of the Company held by its principal stockholder. In addition, the repayment of the note is guaranteed by the Company's principal stockholder and, in part, by the United States Small Business Administration.

Long-term debt consists of the following at December 31, 1995:

Total Long-Term Debt                $      144,060
Less: Current Portion                       40,381
                                    --------------

   Total                            $      103,679
   -----                            ==============

At December 31, 1995, aggregate maturities of long-term debt are as follows:

Year Ending                               Amount
December 31,
   1996                             $       40,381
   1997                                     42,663
   1998                                     48,683
   1999                                     12,333
                                    --------------

   Total                            $      144,060
   -----                            ==============

Interest expense on this debt for the years ended December 31, 1995 and 1994 was $17,747 and $17,340, respectively.

[8] Note Payable - Bank

Pursuant to an agreement dated October 11, 1995, the Company borrowed $300,000 from a bank, evidenced by a note payable. The note bears interest at the bank's prime rate plus 1% [calculated at 9.50% at December 31, 1995]. Interest is due quarterly and the note matures on October 11, 1996 [See Notes 9 and 15C]. The note payable is unsecured and guaranteed by a stockholder of the Company. The stockholders' notes payable are subordinated to this debt. Interest expense on this note for the year ended December 31, 1995 was $6,600. The weighted average interest rate in this short-term debt was 9.5% for the year ended December 31, 1995.

[9[ Notes Payable - Stockholders                        December 31,
                                                           1 9 9 5

Unsecured note to stockholder,  interest at
10% per annum, made January 11, 1991 in the
original amount of $500,000, due January 11,
1998 with automatic renewal of one year
periods until written notice of termination
at least 30 days prior to the end of the
initial or any renewal term.                            $  352,865

Unsecured note to stockholder, interest at
10% per annum, made December 10, 1991 in the
in the original amount of $37,500, due January
10, 1998, unless accelerated pursuant to the
terms of the agreement.                                     37,500

Total - Forward                                         $  390,365

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #6
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------


[9] Notes Payable - Stockholders
                                                        December 31,
                                                          1 9 9 5

Total - Forwarded                                       $  390,365

Unsecured note to stockholder, interest at 10%
per annum, made December 10, 1991 in the
original amount of $37,500, due January 10,
1998, unless accelerated pursuant to the terms
of the agreement.                                           37,500

Unsecured note to stockholder, interest at 10%
per annum, made December 10, 1991 in the
original amount of $37,500, due January 10,
1998, unless accelerated pursuant to the terms
of the agreement.                                           37,500

   Total Notes Payable - Long-Term                      $  465,365
   -------------------------------                      ==========

At December 31, 1995, aggregate maturities of notes payable - stockholders is as follows:

Year Ending
December 31,
   1996                             $            --
   1997                                          --
   1998                                     465,365
                                    ---------------

     Total                          $       465,365
     -----                          ===============

These notes are subordinated to the note payable - bank [See Note 8].

Interest expense on the notes for the years ended December 31, 1995 and 1994 was $48,608 and $49,934, respectively.

[10] Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value, to the extent practicable, for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed therein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization on settlement. For certain financial instruments, including cash, accounts receivable, payables and accrued expenses, it was estimated that the carrying value approximates fair value because of the near term maturities of such obligations. Management believes that the fair value of the Company's stockholders' debt approximates its carrying value. The fair value of the product financing, long-term debt and notes payable - bank is based on current rates at which the Company could borrow funds at similar rates and maturities. The carrying value of long-term debt approximates fair value.

[11] Income Taxes

For financial reporting purposes, at December 31, 1995, the Company has net operating loss carryforwards of $595,000 expiring by 2010. The Tax Reform Act of 1986 includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in stock ownership. If the Company is successful in completing an initial public offering [See Note 15E], utilization of the Company's net operating loss carryforwards to offset future income may be limited due to income tax regulations regarding substantial changes in company ownership.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #7
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------



[11] Income Taxes [Continued]

The expiration dates of net operating loss carryforwards are as follows:

December 31,                           Amount

   2006                             $  114,000
   2007                                289,000
   2008                                126,000
   2009                                 52,000
   2010                                 14,000
                                    ----------

   Total                            $  595,000
   -----                            ==========

A deferred tax asset arising primarily from the benefits of net operating loss carryforwards of approximately $202,000 is offset by an allowance of $202,000 due to the uncertainty of its ultimate realization.

[12] Stockholders'  Deficiency

The Company originally sold 20,000 shares of stock at $5 per share [50,000 shares as adjusted for stock splits] during the period November 1, 1994 through March 31, 1995 in a private placement.

During 1994, the Board of Directors declared a 3.8 to 1 split. In addition, in February 1996, the Board of Directors declared a 2 to 1 stock split for stockholders of record. In addition, prior to the effective date of the proposed public offering [See Note 15E], the Company has also agreed to effectuate 1.25 to 1 stock split. The financial statements have been retroactively restated to reflect all such stock splits which reduced the par value of the Company's shares from $.01 to $.00105.

Preferred Shares - Pursuant to the Company's Certificate of Incorporation [the "Certificate of Incorporation"], preferred stock may be issued by the Company in the future without stockholder approval and upon such terms as the Board of Directors may determine. The rights of holders of common shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued in the future.

[13] Other Related Party Transactions

The Company leases its office and warehouse space on a month to month basis from its president and principal stockholder [See Note 15B]. Rental expense for the office and warehouse for the years ended December 31, 1995 and 1994 was $16,749 and $15,261, respectively.

[14] Commitments and Contingencies

The Company reached a settlement in its lawsuit with a supplier in which the Company sought a recovery from such supplier for damages it sustained as a result of conduct on the part of such supplier pertaining to one of its products. The Company received net proceeds of $66,147 during 1995 and agreed to terminate all litigation in return. Such amount has been included in revenue for the year ended December 31, 1995.

The Company leases equipment for its operations under five (5) noncancelable operating leases expiring at various dates through November 1998.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #8
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------



[14] Commitments and Contingencies [Continued]

Future minimum rental payments under the above noncancelable operating leases as of December 31, 1995 are as follows:

Years ending                            Amount
December 31,
   1996                             $   39,735
   1997                                 36,293
   1998                                 30,806
                                    ----------

   Total                            $  106,834
   -----                            ==========

[15] Subsequent Events

[A] 1996 Stock Option Plan - In February 1996, the Board of Directors of the Company adopted, and the stockholders of the Company approved the adoption of, the 1996 Stock Option Plan [the "1996 Stock Plan"] which provides for the grant of options for the purchase of up to 131,250 common shares of the Company.

In February 1996, pursuant to the 1996 Stock Plan, the Company granted to two directors of the Company options to purchase 12,500 and 75,000 common shares, respectively, at an exercise price of $1.50 per share.

In July 1996, pursuant to the 1996 Option Plan, the Company granted to each of two other directors options to purchase 12,500 common shares at an exercise price of $1.50 per share. The options vest to the extent of 20% per year over a period of five years commencing in July 1997 and terminate in July 2006.

[B] Lease of Premises - In September 1996, the principal stockholder sold the office and warehouse premises to a third party [See Note 13]. Effective September 1996, the Company entered into a five (5) year noncancellable operating lease with the new owners of the same premises. The lease, which expires in August of 2001, requires an annual rental of $24,000 for the first year, with annual increases of $2,400 each year for the next three (3) years. The Company has the option to renew the lease for a period of up to five (5) years at a monthly rental of $2,600. The Company pays property taxes, insurance, utilities and certain repairs related to the leased property.

[C] Renewal of Note Payable - Bank - On October 11, 1996, this note was renewed by the bank with a maturity date of October 11, 1997, with terms similar to the original note payable [See Note 8].

[16] Subsequent Events [Unaudited]

[A] Bridge Loan - In December 1996, the Company borrowed $100,000 in a bridge loan financing from unaffiliated persons at the rate of 10% simple annual interest. Such loans are to be repaid at the earlier of the closing of the proposed public offering or the first anniversary date of the bridge loan closing. In further consideration of the bridge loan, the Company issued 100,000 shares of common stock. The fair value of the common stock at the date of issuance, of approximately $300,000 will be recorded as a deferred financing cost and amortized over the lesser of a one year term or the life of the debt. The shares of common stock will be registered as part of the proposed initial public offering.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #9
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------



[16] Subsequent Events [Unaudited] [Continued]

[B] Proposed Initial Public Offering - The Company is offering for public sale 1,300,000 shares of common stock at a price of $5.00 per share. Although no assurance can be given that the proposed initial public offering will be successful, the Company intends to utilize the net proceeds from the proposed initial public offering of approximately $5,240,000 for the partial repayment of debt, product acquisition, research and development, hiring of additional personnel and working capital purposes.

[C] 1996 Senior Executive Stock Option Plan - This Plan provides for the grant of options to a certain management group for the purchase of up to 405,000 common shares of the Company. The 1996 Executive Plan provides for the grant to executives and directors of the Company options to purchase 405,000 common shares of the Company, respectively, at an exercise price of $5.00 per share [the "Executive Plan Options"]. The Executive Plan Options shall terminate in 2006 and vest in one-third increments in each of 1998, 1999 and 2000 following the issuance of audited financial statements for the prior year, provided the Company's cumulative pre-tax income from operations exceeds $300,000, without giving effect to any charge to earnings resulting from an issuance of common shares to bridge lenders [See Note 16A], $3,000,000 and $7,500,000 for the fiscal years ending December 31, 1997, December 31, 1998 and December 31, 1999, respectively [the "Cumulative Goals"]. In the event a particular Cumulative Goal is not reached through December 31 of any given year, the particular installment of such Executive Plan Options will nevertheless vest in a future year if the Cumulative Goal for a succeeding year is met.

[D] 1996 Non-Executive Stock Option Plan - This Plan provides for the grant of options to employees of the Company other than to eligible optionees under the 1996 Senior Executive Stock Option Plan to purchase up to 150,000 common shares. No options have been granted under the 1996 Non-Executive Stock Option Plan.

[E] Consulting Agreement - Pursuant to the proposed underwriting agreement, the Company anticipates entering into a three-year consulting agreement with the underwriter to provide services with its mergers and acquisitions and general business management. The fee for such services will be $100,000.

[F] Employment Agreement - The Company intends to enter into an employment agreement with the President Chief Executive Officer, and Executive Vice President on the closing date of the initial public offering for an initial term of three years, providing for a salary of $120,000 and $96,000, per annum, respectively.

[G] Underwriter's Purchase Options - As a part of the consideration of its services in connection with the Company's proposed initial public offering described herein [See Note 16B], the Company has agreed to issue to the underwriter, for nominal consideration, a warrant to purchase up to 100,000 shares of common stock at an exercise price of 120% of the public offering price of such shares and warrants for a three year period commencing one year after the effective date of the proposed initial public offering. The non-cash cost of such options, representing a cost of raising capital, will be approximately $554,000 and will be recorded as a charge and credit to stockholders' equity when options are issued.

[17] Authoritative Pronouncements

The Financial Accounting Standards Board ["FASB"] issued the Statement of Financial Accounting Standards ["SFAS"] No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in March of 1995. SFAS No. 121 establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. Adoption of SFAS No. 121 could have a material impact on the Company's future financial statements.

NICHE PHARMACEUTICALS, INC.
NOTES TO FINANCIAL STATEMENTS, Sheet #10
[Information as of and for the nine months ended September 30, 1996 and 1995 is
 Unaudited]
--------------------------------------------------------------------------------



[17] Authoritative Pronouncements [Continued]

The FASB has also issued SFAS No. 123, "Accounting for Stock-Based Compensation," in October 1995. SFAS No. 123 uses a fair value based method of recognition for stock options and similar equity instruments issued to employees as contrasted to the intrinsic valued based method of accounting prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees." The optional recognition requirements of SFAS No. 123 are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company will continue to apply Opinion No. 25 in recognizing its stock based employee arrangements. The disclosure requirements of SFAS No. 123 are effective for financial statements for fiscal years beginning after December 15, 1995. The Company adopted the disclosure requirements on January 1, 1996. SFAS 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. This requirement is effective for transactions entered into after December 15, 1995.

[18] Unaudited Interim Statements

The financial statements as of September 30, 1996 and for the periods ended September 30, 1996 and 1995 are unaudited. In the opinion of management, the interim financial statements include all adjustments which are necessary in order to make the interim financial statements not misleading. The results for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year.






                            . . . . . . . . . . . . .

---------------------------------------
No dealer, salesman or other person
has been authorized to give any information or
to make any representations not contained in
this Prospectus and if given or made, such
information or representations must not be
relied upon as having been authorized by the
Company or the Underwriter.  Neither the
delivery of this Prospectus nor any sale made
hereunder shall under any circumstances
create any implication that there has been no
change in the affairs of the Company since the
date hereof.  This Prospectus does not
constitute an offer of any securities other than
the securities to which it relates or an offer to
any person in any jurisdiction in which such an
offer would be unlawful.
             -----------
         TABLE OF CONTENTS
                                                Page

Prospectus Summary...............................
Risk Factors.....................................
Use of Proceeds..................................
Dilution.........................................
Capitalization...................................
Dividend Policy..................................
Bridge Financing.................................
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations....................................
Business.........................................
Management.......................................
Principal and Selling Stockholders...............
Certain Relationships and Related Transactions...
Description of Securities........................
Underwriting.....................................
Legal Matters....................................
Experts..........................................
Additional Information...........................
Glossary.........................................
Financial Statements.............................


               -------------
  Until               , 1997 (25 days after the
date of this Prospectus),  all dealers effecting
transactions in the registered securities, whether
or not participating in this distribution, may be
required to deliver a Prospectus.  This is in
addition to the obligation of dealers to deliver a
Prospectus when acting as underwriters and with
respect to their unsold allotments or subscriptions.
====================================================

                        1,300,000 Shares of Common Stock








                           NICHE PHARMACEUTICALS, INC.











                                  ------------
                                   PROSPECTUS








                           S T E R L I N G F O S T E R
                        I N V E S T M E N T B A N K E R S









                                     , 1997




                  ===========================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.   Indemnification of Directors and Officers.

           Article X of the Company's Certificate of Incorporation eliminates the personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Section 102 of the Delaware General Corporation Law, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the Delaware General Corporation Law (with respect to unlawful dividend payments and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

           Additionally, the Company has included in its Certificate of Incorporation and its by-laws provisions to indemnify its directors, officers, employees and agents and to purchase insurance with respect to liability arising out of the performance of their duties as directors, officers, employees and agents as permitted by Section 145 of the Delaware General Corporation law. The Delaware General Corporation law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors, officers, employees and agents may be entitled under the Company's by-laws, any agreement, vote of stockholders or otherwise.

           The effect of the foregoing is to require the Company to the extent permitted by law to indemnify the officers, directors, employees and agents of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

           In connection with the Offering, the Underwriter has agreed to indemnify the Company, its directors, and each person who controls it within the meaning of Section 15 of the Act with respect to any statement in or omission from the registration statement or the Prospectus or any amendment or supplement thereto if such statement or omission was made in reliance upon information furnished in writing to the Company by the Underwriter specifically for or in connection with the preparation of the registration statement, the Prospectus, or any such amendment or supplement thereto.

           The Company intends to obtain has liability insurance coverage for its officers and directors in the amount of $1,000,000 per person.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE SECURITIES ACT AND IS THEREFORE UNENFORCEABLE.

Item 25.   Other Expenses of Issuance and Distribution.

           The estimated expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:

     SEC Registration Fee                                $  2,653.01
     NASD Filing Fee                                        3,000.00
     Blue Sky Fees and Expenses                            15,000.00
     Registrant's Counsel Fees and Expenses               125,000.00
     Accountant's Fees and Expenses                        35,000.00
     Underwriter's Non-Accountable Expense Allowance      195,000.00
     Underwriter's Consulting Fee                         100,000.00
     Printing Expenses                                     75,000.00
     NASDAQ Listing Fees                                    7,500.00
     Blue Sky Counsel Fees                                 35,000.00
     Transfer Agent and Registrar's Fee and Expenses        2,000.00
     Miscellaneous Expenses                                14,846.99
                                                         ------------
     Estimated Total                                     $610,000.00

Item 26.   Recent Sales of Unregistered Securities.

           The Company sold the following Common Shares during the past three years. The number of Common Shares referred to herein gives effect to a 2 for 1 stock split on February 8, 1996, and a 1.25 for 1 stock split effective as of October 15, 1996 in connection with the Company's reincorporation in the State of Delaware.

           In November 1994, the Company sold the following number of Common Shares in a private offering, for $2.00 per share in cash, to the following persons:

                                    Number of       Aggregate
                                     Common           Cash
Name                                 Shares        Consideration
----                                ---------      -------------
Roger G.  Boyer                       2,500          $  5,000
David A.  Wang                        2,500             5,000
Frank E.  Putt                        2,500             5,000
Joseph A.  Spinella                   2,500             5,000
B.J. Shaw                             2,500             5,000
Richard L.  Shumate, Jr.              2,500             5,000
Billy J.  Baxley                      7,500            15,000
Ronald Tennissen                      2,500             5,000
Don J.  Teague                        2,500             5,000
W.  Craig Carlisle                    2,500             5,000
Ron L.  Montgomery                    2,500             5,000
Robert T.  Meyer                      2,500             5,000
Allan Avery                          15,000            30,000
                                     ------           -------
Total                                50,000          $100,000

           In December 1996, the Company borrowed $100,000 from Dominant Construction Corp. (the "Bridge Lender") in a Bridge Financing transaction. In exchange for making the loan, the Company issued to the Bridge Lender 100,000 Common Shares.

           All the foregoing transactions were private transactions not involving a public offering and were exempt from the registration provisions of the Act pursuant to Section 4(2) thereof. Except as otherwise indicated below, sales of the Common Shares were without the use of an underwriter, and the certificates evidencing the securities relating to the foregoing transactions bear restrictive legends permitting the transfer thereof only upon registration of such securities or an exemption under the Act.

           The Underwriter of this Offering acted as placement agent for the Company in connection with the Bridge Financing on a "best efforts, all or none" basis. The Underwriter received a placement fee of 7% of the gross proceeds of the bridge financing, or $7,000. The Company also paid the fees and disbursements of the Underwriter's counsel in connection with representing the Underwriter in its capacity of placement agent in the Bridge Financing transaction.

Item 27.   Exhibits.

  Exhibit
  Number    Title of Exhibit
  ------    ----------------

  1.1 Form of Underwriting Agreement by and between the Company and the Underwriter.*

  1.2 Form of Financial Consulting Agreement between the Underwriter and the Company.*

  2.1 Agreement of Merger between the Company and Niche Pharmaceuticals, Inc., a Texas corporation.

  3.1       Articles of Incorporation of the Company.

  3.2       By-Laws of the Company.

  4.1       Specimen Common Share Certificate.*

  4.2       Form of Underwriter's Common Share Purchase Warrant.*

  5.1       Opinion of Certilman Balin Adler & Hyman, LLP, counsel for the
            Company.*

  10.1 Loan Agreement, dated January 11, 1991, between Stephen F. Brandon and the Company.*

  10.2 $500,000 Promissory Note (the "Brandon Note"), dated January 11, 1991, by the Company to Stephen F. Brandon.

  10.3 Letter Agreement dated November 22, 1996, between Stephen F. Brandon and the Company, extending the payment date of the Brandon Note to January 11, 1998.

  10.4 Authorization and Loan Agreement among the U.S. Small Business Administration (dated January 9, 1992), the Company (dated April 8,
            1992), and First National Bank of Grapevine (dated April 8, 1992).

  10.5 $250,000 Promissory Note, dated April 8, 1992, of the Company to First National Bank of Grapevine.

  10.6 $300,000 Promissory Note, dated October 11, 1996, of the Company to Mercantile Bank of Kansas City.

  10.7 Purchase Agreement, dated October 17, 1995, between the Company and Dow Hickam Pharmaceuticals, Inc.

  10.8 Lease, dated July 30, 1996, between Eva L. Zweifel Huntsman and the Company.

  10.9 Third Party Manufacturing Agreement between the Company (dated December 24, 1991) and Schering Corporation (dated January 27, 1992)

  10.10     Form of Employment Agreement, between the Company and Stephen F.
            Brandon.

  10.11     1996 Stock Option Plan.*

  10.12     1996 Senior Executive Stock Option Plan.*

  10.13     1996 Non-Senior Executive Stock Option Plan.*

  23.1 Consent of Moore Stephens, PC, independent certified public accountants.

  23.2 Consent of Certilman Balin Adler & Hyman, LLP (included in its opinion filed as Exhibit 5.1 hereto).*

  23.3 Consent of Sherman A. Drusin, the Underwriter's designee to the Company's Board of Directors.

  27.       Financial Data Schedule.



  *To be filed by amendment.

Item 28.   Undertakings.

(a)        Rule 415 Offering.

           The undersigned Company will:

(1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

           (i)   include any prospectus required by section 10(a)(3) of the Act;

           (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

           (iii) include any additional or changed material information on the plan of distribution.

(2) for determining liability under the Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)        Equity Offerings of Nonreporting Small Business Issuers.

           The undersigned Company will provide to the Underwriter, at the closing specified in the underwriting agreement, Common Share certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(c)        Indemnification.

           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 24 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

           In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling persons of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)        Rule 430A.

           The undersigned Company will:

(1) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Act, as part of this Registration Statement as of the time the Commission declared it effective;

(2) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

           In accordance with the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Roanoke, State of Texas, on December 11, 1996.

                                       NICHE PHARMACEUTICALS, INC.

                                       By:/s/ Stephen F. Brandon
                                       ----------------------------------------
                                          Stephen F. Brandon, President
                                          Chief Executive Officer, and Treasurer

                                POWER OF ATTORNEY

           Know all men by these presents, that each person whose signature appears below constitutes and appoints Stephen F. Brandon and Thomas F. Reed, and each of them, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of his substitutes, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each of his substitutes, may lawfully do or cause to be done by virtue hereof.

           In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

  Signature                        Title                           Date
  ---------                        -----                           ----

/s/Stephen Brandon         President, Chief Executive       December 11, 1996
Stephen F. Brandon         Officer, Treasurer and
                           Director

/s/Thomas F. Reed          Executive Vice President-        December 11, 1996
Thomas F. Reed             Corporate Development
                           and Director

/s/Jean R. Perry           Vice President and Director      December 11, 1996
Jean R. Sperry


/s/Allan R. Avery          Director                         December 11, 1996
Allan R. Avery

/s/J. Leslie Glick         Director                         December 11, 1996
J. Leslie Glick